EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-registrant

2006 – 07 Report on

State Finances

of the Queensland Government – 30 June 2007

Incorporating the Outcomes Report and the Consolidated Financial Statements

Contents

Page

Message from the Treasurer	2

Scope of the Report	3

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-08

Balance Sheet by Sector	4-09

Cash Flow Statement by Sector	4-10

General Government Sector Expenses by Function	4-11

General Government Sector Purchases of Non-financial Assets by Function	4-12

Loan Council Allocation	4-12

Certification of Outcomes Report	4-13

Audited Consolidated Financial Statements

Overview and Analysis	5-01

Income Statement	5-07

Balance Sheet	5-08

Statement of Changes in Equity	5-10

Cash Flow Statement	5-11

Notes to the Financial Statements	5-12

Certification of Consolidated Financial Statements	5-80

Independent Audit Report to the Treasurer of Queensland	5-81

Attachment A: Reconciliation of UPF and AAS Operating Result	6-01

Report on State Finances 2006-07 - Government of Queensland	1

Message from the Treasurer

As outlined in the Charter of Social and Fiscal Responsibility, the Government is committed to fiscal transparency and accountability. A key objective of this report is to facilitate a meaningful assessment of the State’s financial performance over the 2006-07 financial year and its net worth at balance date.

This report provides details of the State’s financial operations and position on both a Government Finance Statistics (Outcomes Report) and Australian Accounting Standards (Consolidated Financial Statements) basis.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

ANDREW FRASER MP

TREASURER

Report on State Finances 2006-07 - Government of Queensland	2

Scope of the Report

The Report on State Finances, incorporating the Outcomes Report and Consolidated Financial Statements, provides a comprehensive analysis of Government finances for the 2006-07 financial year.

These reports are prepared using different methodologies, each giving a view of government finances. The Outcomes Report outlines the operations of the Queensland Government excluding valuation adjustments to reflect costs more appropriately related to the underlying operations of government. The Consolidated Financial Statements include valuation adjustments on assets and liabilities.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented on a Government Finance Statistics (GFS) basis and in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory governments’ financial information.

Queensland’s annual Budget is prepared in accordance with the UPF, and the Outcomes Report compares achieved financial results with revised forecasts.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

One of the Government’s key fiscal principles is the maintenance of a General Government operating surplus as measured in GFS terms.

The Consolidated Financial Statements

The Consolidated Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AAS 31 Financial Reporting by Governments and other applicable standards. The statements present the income statement, balance sheet and cash flows of the Queensland Total State sector on a consolidated basis.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

Refer Note 51 for a full list of consolidated entities.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Related Publications

This report comprises one of a number of key publications relating to the financial performance of the Queensland Public Sector including:

-	the annual Budget papers

-	the Treasurer’s Consolidated Fund Financial Report

-	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

Report on State Finances 2006-07 - Government of Queensland	3

2006 – 07

Outcomes Report

Uniform Presentation Framework of the

Queensland Government – 30 June 2007

Outcomes Report - Overview and Analysis

Overview

The General Government GFS operating result for 2006-07 was a surplus of $1.856 billion, or $537 million lower than forecast at the time of the 2007-08 Budget. The decrease in the surplus primarily reflects a technical adjustment deeming the tax arising on the gain on the sale of Energex’s electricity and gas retail businesses, the Allgas distribution network and the competitive parts of Ergon Energy’s electricity retail business to be a return of capital.

A GFS cash surplus of $2.304 billion was recorded for 2006-07 in the General Government sector. This is $582 million higher than the estimated actual of $1.722 billion, due to increased receipts from taxes and grants and marginally lower expenditure.

The General Government’s net worth increased to $117.831 billion as at 30 June 2007, an improvement of $3.365 billion over the estimated actual forecast of $114.466 billion, mainly as a result of revaluations of non-financial assets.

Capital purchases in the General Government sector exceeded the estimated actual forecast by $281 million, and occurred over a range of agencies.

No net borrowings were required in the General Government sector due to the utilisation of existing cash balances.

The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility—see page 4-02.

Summary of Key GFS Financial Aggregates

Outlined in the table below are the GFS aggregates, by sector.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual $ million	Outcome $ million	Est. Actual $ million	Outcome $ million	Est. Actual $ million	Outcome $ million
Revenue	32,557	31,981	9,412	11,796	38,057	40,977
Expenses	30,164	30,125	10,015	10,972	36,267	38,298
Net operating balance	2,393	1,856	(604)	824	1,790	2,679
Cash surplus/(deficit)	1,722	2,304	(4,924)	(3,704)	(3,202)	(1,399)
Capital purchases	4,137	4,418	7,436	6,363	11,573	10,635
Net worth	114,466	117,831	21,516	20,648	114,466	117,930
Net debt	(26,423)	(26,686)	15,774	16,969	(10,650)	(9,718)
Net Borrowing	743	(262)	3,761	3,792	4,505	3,529

Outcomes Report 2006-07 - Government of Queensland	4-01

Outcomes Report - Overview and Analysis

Meeting the Government’s Fiscal Commitments

The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility:

Achievement of Fiscal Principles of the Queensland Government
Principle	Achievement	Indicator

Competitive tax environment

The Government will ensure that State taxes and charges remain competitive with the other states and territories in order to maintain a competitive tax environment for business development and jobs growth.

	✓	Taxation revenue per capita: Qld: $2,053/capita Other States: $2,421/capita.

Affordable service provision

The Government will ensure that its level of service provision is sustainable by maintaining an overall General Government operating surplus, as measured in Government Finance Statistics terms.

	✓	GFS operating surplus of $1.856 billion.

Sustainable borrowings for capital investment

Borrowings or other financial arrangements will only be undertaken for capital investments and only where these can be serviced within the operating surplus, consistent with maintaining a AAA credit rating.

	✓	GG total purchases of non-financial assets $4.418 billion; no new borrowings. AAA credit rating confirmed by Moody’s and Standard & Poor’s (highest rating available).

Prudent management of financial risk The Government will ensure that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.	✓	GG net financial worth: $24.133 billion.

Building the State’s net worth The Government will maintain and seek to increase Total State net worth.	✓	GG net worth increased by $13.385 billion to $117.831 billion during 2006-07.

Net Operating Balance

The GFS operating result for 2006-07 in the General Government Sector is a surplus of $1.856 billion. The surplus reflects the continuing strength of the economy flowing through to taxation and related revenues and investment returns.

With approximately $27 billion in funds invested in a portfolio of equities, property, cash and fixed interest, the performance of domestic and international financial markets have a major influence on the actual result. Investment returns on these assets were 14.1%, slightly higher than expected at the time of the 2007-08 Budget.

Investment market volatility impacts more on the Queensland outcomes in GFS terms than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured. If Queensland’s superannuation arrangements were structured on the same basis as generally applied in other states, the General Government sector underlying operating balance for 2006-07 would be a surplus of $746 million, as outlined below:

Calculation of underlying operating balance	2006-07 Outcome $ million
GFS net operating balance	1,856
Less investment earnings in excess of long term rate	1,110
Underlying Balance	746

Outcomes Report 2006-07 - Government of Queensland	4-02

Outcomes Report - Overview and Analysis

Revenue	2006-07 Est. Actual $ million	2006-07 Outcome $ million
Taxation revenue	8,375	8,484
Current grants and subsidies	13,384	13,536
Capital grants	811	820
Sales of goods and services	2,937	2,889
Interest income	3,268	3,348
Other	3,781	2,905

Total Revenue	32,557	31,981

Total revenue decreased by $576 million over the 2006-07 estimated actual. This was largely due to the change in tax treatment of the retail energy asset sales transactions during the year, included in the table above as Other revenue.

Other variations include:

-	An increase in taxation revenue from higher than expected transfer duty and payroll tax collections.

-	An increase in current grants and subsidies from slightly higher GST revenue grants from the Commonwealth Government and higher payments for natural disaster relief measures.

-	Marginally higher interest income than forecast at the time of the Budget.

Expenses	2006-07 Est. Actual $ million	2006-07 Outcome $ million
Gross operating expenses
Employee expenses	13,229	13,239
Other operating expenses	6,239	6,115
Depreciation	1,780	1,880
Superannuation interest expense	1,064	1,154
Other interest expense	218	179
Current transfers	6,477	6,344
Capital transfers	1,157	1,215

Total Expenses	30,164	30,125

Total expenses were largely in line with that forecast at the time of the 2007-08 Budget. Major variances include:

-	higher depreciation expenses for the Department of Main Roads

-	an increase in superannuation interest expense, following the actuarial review

-	an increase in capital grants, primarily to local governments

-	lower current transfers, including grants and subsidies to the community and community service obligation (CSO) payments to QR. Expenditure on these items is largely demand driven.

Outcomes Report 2006-07 - Government of Queensland	4-03

Outcomes Report - Overview and Analysis

General Government expenditure is focussed on the delivery of core services to the community. As shown in the chart below, Education and Health account for the largest share of expenses.

Cash Surplus

A cash surplus of $2.304 billion was recorded for the 2006-07 financial year in the General Government sector, an increase of $582 million over the 2006-07 estimated actual. Net cash flows from operating activities were $728 million higher than estimated.

The General Government sector recorded net cash inflows from operating activities for the 2006-07 financial year of $33.154 billion reflecting the continued effect of the property market activity on transfer duty as well as employment and wage growth on payroll tax revenue and strong returns on investments.

The increased cash generated from operating activities in 2006-07 has been utilised to fund higher investments in capital (property, plant and equipment) with outlays of $4.418 billion. In addition, interest earnings on long-term investments held to meet future employee entitlements ($3.026 billion) were re-invested during 2006-07.

Receipts from operating activities were $551 million higher than forecast, due to higher than expected revenue from taxes, grants, interest and royalties.

Payments for operating activities were $177 million lower than forecast primarily due to lower grants and subsidies expenditure, mainly CSO payments to Queensland Rail.

Capital Purchases and Borrowings

Purchases of non-financial assets (i.e. capital expenditure) totalled $4.418 billion, exceeding forecasts by $281 million. This record level of expenditure for the sector was mainly in the areas of health, education and transport. The expenditure has been funded mainly from operating cash flows and the utilisation of existing cash balances.

The outflow of borrowings of $262 million in the cash flow statement is mainly lending to the Public Non-Financial Corporations sector.

Net Worth

The General Government sector’s net worth increased to $117.831 billion as at 30 June 2007. This is $3.365 billion higher than the forecast of $114.466 billion. This growth reflects the impact of the Government’s operating surplus in 2006-07 and increases as part of the State’s asset revaluation cycle.

Upward revaluations of non-financial assets by the departments of Natural Resources and Water ($3.11 billion), Main Roads ($2.711 billion), Education, Training and the Arts ($1.508 billion), Housing ($813 million), Public Works ($ 435 million) and Health ($422 million) contributed to the improved net worth recorded by the State.

Outcomes Report 2006-07 - Government of Queensland	4-04

Outcomes Report - Overview and Analysis

The chart below shows Queensland’s strong net worth compared with the other states.

Note:

1.	Western Australia values land under roads as part of its overall asset base. This has been adjusted to allow comparison with other jurisdictions which do not value land under roads.

Source: Victoria and Western Australia Outcome Results; New South Wales, South Australia and Tasmania 2007-08 Budget Papers. Population data from ABS 3101.0.

Outcomes Report 2006-07 - Government of Queensland	4-05

Outcomes Report - Overview and Analysis

Net Debt

Net debt is the most common measure used to judge the overall strength of a jurisdiction’s fiscal position. High levels of net debt impose a call on future revenue flows to service that debt and can limit government flexibility to adjust outlays.

In 2006-07 there has been a further strengthening of the General Government sector’s already strong net debt position, from an estimated negative $26.423 billion to a negative $26.686 billion.

Queensland’s negative net debt of $6,458 per capita compares to the average net debt of $191 per capita of the other states.

Source: Victoria and Western Australia Outcome Results; New South Wales, South Australia and Tasmania 2007-08 Budget Papers. Population data from ABS 3101.0.

Outcomes Report 2006-07 - Government of Queensland	4-06

Outcomes Report - Overview and Analysis

Public Non-Financial Corporations (PNFC) Sector

The Public Non-Financial Corporations sector comprises bodies such as Government-owned corporations that provide goods and services that are market, non-regulatory and non-financial in nature. PNFCs are financed through sales to consumers of their goods and services and may be supplemented by explicit government payments to fund community service obligations.

-	The PNFC sector recorded a net operating surplus of $824 million which was $1.428 billion higher than forecast. The increase is due to a technical adjustment deeming the tax on the gain on the sale of Energex’s electricity and gas retail businesses, the Allgas distribution network and the competitive parts of Ergon Energy’s electricity retail business to be a return of capital. Higher than estimated electricity pool prices have driven increased sales of goods and services and operating expenses.

-	The cash deficit of $3.704 billion is less than forecast due to lower capital expenditure.

-	The net worth of the PNFC sector has declined due to the effect of high current pool prices on hedging positions.

State Financial Sector (Total State)

The Total State sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

-	A net operating surplus of $2.785 billion was recorded in 2006-07, reflecting the strong performance of the General Government Sector.

-	A total State cash deficit of $1.349 billion was achieved in 2006-07 after allowing for purchases of non-financial assets of $10.647 billion.

-	In 2006-07, the Total State’s net debt position is negative $13.296 billion.

Outcomes Report 2006-07 - Government of Queensland	4-07

Operating Statement by Sector

Operating Statement 2006-07 ($million) - by sector(a)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
	GFS Revenue
	Taxation revenue	8,375	8,484	—	—	8,034	8,116	—	8,111
	Current grants and subsidies	13,384	13,536	1,487	1,315	13,356	13,493	—	13,493
	Capital grants	811	820	9	12	808	822	—	822
	Sales of goods and services	2,937	2,889	7,341	9,842	10,069	12,503	966	13,294
	Interest income	3,268	3,348	140	192	3,409	3,540	2,562	4,836
	Other	3,781	2,905	433	434	2,381	2,503	32	2,495
	Total Revenue	32,557	31,981	9,412	11,796	38,057	40,977	3,560	43,051

less	GFS Expenses
	Gross operating expenses
	Employee expenses	13,229	13,239	2,275	1,888	15,504	15,127	163	15,167
	Other operating expenses	6,239	6,115	3,269	5,637	8,955	11,145	1,141	12,226
	Depreciation	1,780	1,880	1,597	1,564	3,377	3,444	20	3,464
	Superannuation interest expense	1,064	1,154	—	—	1,064	1,154	—	1,154
	Other interest expense	218	179	964	991	1,182	1,171	2,091	1,999
	Other property expenses	—	—	1,831	825	—	—	39	—
	Current transfers	6,477	6,344	51	67	5,010	5,057	—	5,057
	Capital transfers	1,157	1,215	28	—	1,175	1,201	—	1,201
	Total Expenses	30,164	30,125	10,015	10,972	36,267	38,298	3,454	40,266

equals	GFS net operating balance	2,393	1,856	(604)	824	1,790	2,679	105	2,785

less	Net acquisition of non-financial assets
	Purchases of non-financial assets	4,137	4,418	7,436	6,363	11,573	10,635	11	10,647
	Sales of non-financial assets	(290)	(471)	(191)	(127)	(481)	(452)	(1)	(454)
	less Depreciation	1,780	1,880	1,597	1,564	3,377	3,444	20	3,464
	plus Change in inventories	23	13	23	65	46	78	—	78
	plus Other movements in non-financial assets	(95)	(13)	(28)	7	(123)	(6)	—	(6)
	equals Total net acquisition of non-financial assets	1,996	2,067	5,643	4,745	7,639	6,811	(10)	6,802

equals	GFS Net lending/(borrowing) (Fiscal balance)	397	(211)	(6,246)	(3,921)	(5,849)	(4,132)	115	(4,017)

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Outcomes Report 2006-07 - Government of Queensland	4-08

Balance Sheet by Sector

Balance Sheet 2006-07 ($million) - by sector(a)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Assets
Financial assets
Cash and deposits	1,873	1,049	2,435	3,481	4,308	4,530	49	1,162
Advances paid	887	908	335	326	851	882	—	882
Investments, loans and placements	27,404	27,501	1,141	1,353	28,545	28,853	42,636	51,312
Other non-equity assets	3,394	3,048	1,351	2,762	3,001	4,830	156	4,945
Equity	23,514	22,525	185	706	2,215	2,716	1	783

Total financial assets	57,072	55,029	5,447	8,628	38,920	41,811	42,842	59,085

Non-financial assets	87,592	93,698	39,974	39,311	127,532	132,974	115	133,089

Total assets	144,665	148,727	45,421	47,938	166,452	174,785	42,957	192,173

Liabilities
Deposits held	1	—	68	35	68	35	6,734	3,032
Advances received	459	505	1	—	460	505	—	505
Borrowing	3,282	2,266	19,616	22,094	22,527	24,008	32,372	36,523
Superannuation liability	18,823	20,177	—	—	18,823	20,177	—	20,177
Other employee entitlements and provisions	4,216	4,368	1,210	1,132	5,394	5,484	1,724	7,208
Other non-equity liabilities	3,418	3,580	3,010	4,029	4,715	6,646	194	6,799

Total liabilities	30,198	30,896	23,905	27,290	51,986	56,855	41,023	74,243

Net Worth	114,466	117,831	21,516	20,648	114,466	117,930	1,934	117,930

Net financial worth	26,874	24,133	(18,458)	(18,662)	(13,066)	(15,044)	1,819	(15,159)
Net debt	(26,423)	(26,686)	15,774	16,969	(10,650)	(9,718)	(3,580)	(13,296)

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.
(c)	Estimated Actuals have been restated where subsequent changes in classification have occurred, to ensure comparability with estimates.

Outcomes Report 2006-07 - Government of Queensland	4-09

Cash Flow Statement by Sector

Cash Flow Statement 2006-07 ($million) - by sector(a)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Receipts from operating activities
Taxes received	8,374	8,430	—	—	8,034	8,046	—	8,040
Grants and subsidies received	14,171	14,288	1,624	1,906	14,267	14,787	—	14,787
Sales of goods and services	3,238	3,088	8,768	9,532	11,797	12,376	1,068	13,247
Other receipts	6,820	7,348	1,061	1,003	6,959	7,570	2,675	8,691
Total	32,603	33,154	11,454	12,441	41,056	42,779	3,742	44,765
Payments for operating activities
Payments for goods and services	(18,710)	(18,796)	(5,990)	(6,909)	(24,514)	(25,485)	(194)	(25,507)
Grants and subsidies	(7,352)	(7,023)	(51)	(87)	(5,875)	(5,703)	—	(5,703)
Interest	(218)	(179)	(909)	(804)	(1,127)	(983)	(2,213)	(1,950)
Other payments	(755)	(859)	(1,254)	(1,321)	(1,650)	(1,774)	(963)	(2,712)
Total	(27,034)	(26,857)	(8,203)	(9,122)	(33,166)	(33,945)	(3,370)	(35,872)

Net cash inflows from operating activities	5,569	6,297	3,251	3,319	7,890	8,833	372	8,893

Payments for investments in non-financial assets
Purchases of non-financial assets	(4,137)	(4,418)	(7,436)	(6,363)	(11,573)	(10,635)	(11)	(10,647)
Sales of non-financial assets	290	471	191	127	481	452	1	454
Total	(3,847)	(3,947)	(7,245)	(6,236)	(11,092)	(10,183)	(10)	(10,193)

Payments for investments in financial assets for policy purposes	1,409	1,572	2,982	3,027	3,223	3,434	—	3,434

Payments for investments in financial assets for liquidity purposes	(3,617)	(4,275)	187	79	(3,430)	(4,196)	(3,279)	(7,225)

Receipts from financing activities
Advances received (net)	(15)	33	—	(1)	(15)	32	—	32
Borrowing (net)	743	(262)	3,761	3,792	4,505	3,529	(3,874)	(739)
Deposits received (net)	—	(1)	20	(145)	21	(145)	1,304	(228)
Distributions paid	—	—	(929)	(784)	—	—	(292)	—
Other financing (net)	—	—	(1,086)	(1,065)	82	100	5,799	6,384
Total	729	(230)	1,766	1,797	4,592	3,515	2,936	5,449

Net increase/(decrease) in cash held	242	(583)	940	1,986	1,183	1,404	20	357

Net cash from operating activities and investments in non-financial assets	1,722	2,350	(3,995)	(2,917)	(3,202)	(1,350)	362	(1,300)
Finance leases and similar arrangements	—	46	—	3	—	49	—	49
Distributions paid	—	—	(929)	(784)	—	—	(292)	—
GFS Surplus/(deficit)	1,722	2,304	(4,924)	(3,704)	(3,202)	(1,399)	70	(1,349)

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Outcomes Report 2006-07 - Government of Queensland	4-10

General Government Sector Expenses by Function

Actual 2006-07 $ million
General Public Services	1,331
Other general public services	1,331

Public Order and Safety	2,688
Police and fire protection services	1,605
Law courts and legal services	566
Prisons and corrective services	448
Other public order and safety	69

Education	7,219
Primary and secondary education	5,595
Tertiary education	667
Pre-school education and education not definable by level	684
Transportation of students	153
Education n.e.c.	121

Health	7,378
Acute care institutions	4,937
Mental health institutions	211
Nursing homes for the aged	179
Community health services	1,632
Public health services	227
Health research	95
Health administration n.e.c.	97

Social Security and Welfare	1,474
Welfare services	1,447
Social security and welfare n.e.c.	28

Housing and Community Amenities	1,010
Housing and community development	755
Water supply	169
Sanitation and protection of the environment	86

Recreation and Culture	696
Recreation facilities and services	465
Cultural facilities and services	225
Recreation and culture n.e.c.	6

Fuel and Energy	942
Fuel affairs and services	553
Electricity and other energy	390

Agriculture, Forestry, Fishing and Hunting	1,117
Agriculture	1,002
Forestry, fishing and hunting	115

Mining, manufacturing and construction	168
Mining and mineral resources other than fuels	83
Construction	85

Transport and Communications	3,224
Road transport	1,608
Water transport	90
Rail transport	534
Air transport	12
Other transport	958
Communications	22

Other Economic Affairs	786
Tourism and area promotion	84
Labour and employment affairs	445
Other economic affairs	258

Other Purposes	2,090
Nominal superannuation interest	1,154
Public debt transactions	181
General purpose inter-government transactions	562
Natural disaster relief	190
Other purposes n.e.c.	4

Total	30,125

Outcomes Report 2006-07 - Government of Queensland	4-11

General Government Sector Purchases of Non-financial Assets by

Function and Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2006-07 Outcome $ million
General public services	375
Public order and safety	371
Education	429
Health	574
Social security and welfare	79
Housing and community amenities	387
Recreation and culture	150
Agriculture, forestry, fishing and hunting	137
Mining, manufacturing and construction	9
Transport and communications	1,882
Other economic affairs	25

Total	4,418

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocations (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year. A tolerance limit of two percent of non-financial public sector receipts applies between the LCA budget update and the outcome. The LCA outcome exceeds the Budget estimate by more than this.

The LCA Outcome surplus reflects the continuing strength of the economy flowing through to taxation and other revenues, upward revisions to GST payments from the Australian Government and investment returns above the long-term assumed rate of return. In addition, the proceeds on the sale of Energex’s electricity and gas retail businesses, the Allgas distribution network and the competitive parts of Ergon Energy’s electricity retail business contributed to the revised Loan Council Allocation.

	2006-07 Budget $ million	2006-07 Outcome $ million
General Government sector cash deficit/(surplus)[1]	796	(2,304)
PNFC sector cash deficit/(surplus)[1]	3,305	3,704
Non-financial Public Sector cash deficit/(surplus)[1]	4,101	1,400

Net cash flows from investments in financial assets for policy purposes	—	(3,434)
Memorandum items[2]	118	425

LOAN COUNCIL ALLOCATION	4,219	(1,609)

Notes:

1.	Figures in brackets represent surpluses
2.	Other memorandum items include operating leases and local government borrowings

Outcomes Report 2006-07 - Government of Queensland	4-12

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements prepared and presented on a Government Finance Statistics (GFS) basis and is in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference. In addition, Queensland’s Loan Council Allocation and disclosure of General Government expenses by purpose are included.

The Report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments. Queensland public sector entities consolidated for this report are listed in the Consolidated Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with GFS principles and UPF requirements, to present a true and fair view of:

(i)	the operating statement and cash flows of the Queensland State Government for the financial year; and

(ii)	the balance sheet of the Government at 30 June 2007.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Leigh Pickering	Gerard Bradley, CPA FCA
Director	Under Treasurer
Fiscal and Taxation Policy	Queensland Treasury
Queensland Treasury

Date 11 October 2007

Outcomes Report 2006-07 - Government of Queensland	4-13

2006 - 07

Consolidated Financial

Statements

of the Queensland Government - 30 June 2007

Consolidated Financial Statements - Overview and Analysis

The following analysis compares current year Total State performance on an accounting basis with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

Overview

-	The State recorded a surplus for the year of $5.385 billion, consisting of a surplus from continuing operations of $3.456 billion (2006, $4.705 billion) and a surplus from discontinued operations of $1.929 billion (2006, $136 million).

-	The State’s net assets position increased to $117.930 billion at 30 June 2007, an increase of $13.484 billion over the restated 2006 net assets of $104.446 billion.

-	Increased cash generated from the State operating surplus in 2006-07 has been utilised to fund higher investments in capital (property, plant and equipment) with outlays of $10.635 billion compared to $7.773 billion for the previous year. Interest earnings on long-term investments (held to meet future employee entitlements) were re-invested during 2006-07.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under Australian Accounting Standards:

Total State	2007 $ million	2006 $ million
Revenue from operations
Commonwealth and other grants	14,473	13,527
Sales of goods and services	10,478	7,690
Taxes, fees and fines	9,286	7,912
Investment income	4,747	4,324
Royalties and other territorial revenue	1,430	1,547
Other	702	560

	41,116	35,560

Expenses from operations
Employee expenses	15,978	14,278
Supplies and services	9,076	6,429
Depreciation and amortisation	3,461	3,105
Grants and other contributions	6,008	5,186
Finance costs	1,518	1,096
Share of net losses of associates using the equity method	4	3
Other	1,930	561

	37,975	30,658

Gains	1,194	432

Losses	879	629

Surplus/(Deficit) from continuing operations	3,456	4,705

Surplus/(Deficit) from discontinued operations	1,929	136

Net Surplus/(Deficit)	5,385	4,841

Assets	192,141	165,790
Liabilities	74,211	61,344

Net Assets	117,930	104,446

State Finances Report 2006-07 - Government of Queensland	5-01

Consolidated Financial Statements - Overview and Analysis

Operating Result

The whole-of-Government operating result from continuing operations for the 2006-07 year was a surplus of $3.456 billion (2006, $4.705 billion). The surplus from discontinued operations totalled $1.929 billion (2006, $136 million) due to the disposal of State assets.

Revenue

Revenue from continuing operations for 2006-07 was $41.116 billion, an increase of $5.556 billion (15.6%) from 2005-06 ($35.56 billion).

Changes in revenues by type are shown in the following chart:

Commonwealth and other grants comprised 35% of total State revenue in 2006-07 and grew from $13.527 billion in 2005-06 to $14.473 billion in 2006-07 (an increase of $946 million). The major contributor to this increase was grants from the Commonwealth for education and health ($500 million). GST revenue also increased from 2005-06 ($ 319 million), primarily reflecting stronger consumption expenditure in the economy.

Sales of goods and services increased by $2.788 billion in 2006-07 primarily due to higher electricity pool prices.

Taxes, fees and fines grew by $1.374 billion (17.4%) reflecting high levels of employment and the ongoing strength of the property sector. Transfer duty grew by $579 million and payroll tax increased by $308 million.

Investment income grew by $423 million to $4.747 billion in 2006-07, reflecting continued strong returns on funds invested with the Queensland Investment Corporation, resulting in an extra $157 million in distributions. Interest income from onlendings to bodies such as local governments also increased by $165 million.

State Finances Report 2006-07 - Government of Queensland	5-02

Consolidated Financial Statements - Overview and Analysis

Expenses

The State’s expenses for 2006-07 in relation to continuing operations totalled $37.975 billion, an increase of $7.317 billion (23.9%) from 2005-06 ($30.658 billion).

Changes in expenses by type are shown in the following chart:

Employee expenses for 2006-07 increased $1.7 billion to $15.978 billion compared with $14.278 billion in 2005-06. This growth reflects wage increases from established enterprise bargaining agreements and additional staffing associated with service growth and enhancements, including the Health Action Plan.

Supplies and services have increased $2.647 billion to $9.076 billion in 2006-07 mainly due to higher electricity pool prices. Other increases in expenditure were in the departments of Health and Education as well as the expansion of QR’s operations.

Depreciation was $356 million higher than 2005-06 due to revaluations and purchases of additional assets during the course of 2006-07.

The increase in grants and other contributions of $822 million (15.9%) primarily represents grant payments by Education (non-state schools), Health (public hospital support services, and home, community and rural health services) and Natural Resources and Water (vegetation management framework).

Finance costs have increased from $1.096 billion to $1.518 billion, due to higher levels of borrowings by the State’s commercial entities to fund capital expansion.

Other expenses have increased in 2006-07 primarily due to WorkCover Queensland claims expenses which returned to normal levels after unusually low claims expenses in 2005-06 as a result of actuarial adjustments.

Discontinued Operations

During 2006-07 the State disposed of the retail arm of Energex’s gas and electricity businesses and Golden Casket Lottery Corporation Ltd, resulting in a gain of $1.781 billion. The gain and the results of the entities sold have been included in discontinued operations.

The sale of Ergon’s Powerdirect business has not been treated as discontinued because it has retained part of its retail business.

State Finances Report 2006-07 - Government of Queensland	5-03

Consolidated Financial Statements - Overview and Analysis

Assets

Assets controlled by the Government at 30 June 2007 totalled $192.141 billion (2006, $165.79 billion). The increase of $26.351 billion in assets is a result of:

-	Higher property, plant and equipment balances of $16.868 billion reflecting, investment in water, roads and transport, (including QR) and upward revaluations of non-financial assets by the departments of Natural Resources and Water ($3.11 billion), Main Roads ($2.711 billion), Education, Training and the Arts ($1.508 billion), Housing ($ 813 million), Public Works ($435 million) and Health ($422 million).

-	Increased holdings of financial assets, up $9.481 billion. This increase primarily represents the reinvestment of earnings on the State’s financial assets set aside to meet future employee entitlements, and the investment of borrowings undertaken in advance of requirements.

The main types of assets owned by the State are detailed in the following chart:

State Finances Report 2006-07 - Government of Queensland	5-04

Consolidated Financial Statements - Overview and Analysis

Liabilities

The total liabilities of the Queensland Government at 30 June 2007 were $74.211 billion, an increase of $12.9 billion (21%) over 2005-06 ($61.344 billion). The increase is largely due to:

-	An increase in interest bearing liabilities ($5.041 billion) reflecting increased borrowing by the State’s commercial entities to expand their capital base.

-	Employee entitlement obligations such as superannuation and long service leave increasing by $2.826 billion.

-	Other liabilities increasing by $4.303 billion mainly due to the current value of derivatives in the electricity sector.

The components of State liabilities are shown in the following chart:

Maintenance of Credit Ratings

Queensland’s strong credit rating position is illustrated in the following table:

	Moody’s Investors Service	Standard & Poor’s

Long-term local currency rating	Aaa	AAA
Short-term rating	P-1	A-1+
Long-term foreign currency rating	Aaa	AAA

These ratings are the highest available.

Because of these strong ratings, the Queensland Treasury Corporation continues to be in a position to borrow at advantageous rates.

Queensland’s debt ratio (total liabilities to total assets) at 30 June 2007 was 38.7 percent (2006, 37 percent).

The State’s gearing ratio (interest bearing liabilities to net assets) was 23.39 percent at 30 June 2007 (2006, 22.83 percent).

It is anticipated these ratios will increase over time as the State increases its borrowings to fund the capital program.

State Finances Report 2006-07 - Government of Queensland	5-05

Consolidated Financial Statements - Overview and Analysis

Cash Flow Statement

The Cash Flow Statement is split between the Non-financial Public sector on page 5-11 and the Public Financial Corporations sector (refer Note 39 (b)).

The Non-financial Public sector recorded net cash flows from operating activities for the 2006-07 financial year of $8.833 billion, slightly lower than the 2005-06 net cash inflows of $9.133 billion.

Capital purchases were $10.635 billion, up $2.862 billion from 2005-06 mainly due to outlays by the State’s commercial entities on water, ports and rail projects. In addition, earnings on investments set aside for employee benefits were reinvested and reflected as a net acquisition of investments during 2006-07.

An increase in net borrowings for the State of $3.567 billion was undertaken in 2006-07 to partially fund growth in capital outlays by the State’s commercial entities. This is up from $1.518 billion in 2005-06.

State Finances Report 2006-07 - Government of Queensland	5-06

2006 - 07
Audited Information
Consolidated Financial Statements of the Queensland Government 30 June 2007

Income Statement

for the year ended 30 June 2007

	Notes	2007	2006
		$M	$M
Revenue from Continuing Operations

Commonwealth and other grants	3	14,473	13,527
Sales of goods and services	4	10,478	7,690
Taxes, fees and fines	5	9,286	7,912
Investment income	6	4,747	4,324
Royalties and other territorial revenue	7	1,430	1,547
Other	8	702	560

		41,116	35,560

Expenses from Continuing Operations

Employee expenses	9	15,978	14,278
Supplies and services		9,076	6,429
Depreciation and amortisation	10	3,461	3,105
Grants and other contributions		6,008	5,186
Finance costs	11	1,518	1,096
Share of net losses of associates using the equity method	40	4	3
Other	12	1,930	561

		37,975	30,658

Gains
Gains on sale of assets	13	1,047	41
Revaluation increments and impairment reversals	14	147	391

		1,194	432
Losses
Loss on sale of assets	15	—	2
Loss on revaluation of assets	16	418	205
Impairment losses	17	20	75
Other losses	18	441	347

		879	629

Surplus/(Deficit) before Income Tax Expense		3,456	4,705

Income tax credit/(expense)	2	—	—

Surplus/(Deficit) from continuing operations		3,456	4,705

Surplus/(Deficit) from discontinued operations	53	1,929	136

Net Surplus/(Deficit)		5,385	4,841

This Income Statement should be read in conjunction with the accompanying notes.

Note 2 provides disaggregated information in relation to the components of the net surplus/(deficit).

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-07

Balance Sheet

as at 30 June 2007

	Notes	2007	2006
		$M	$M
Assets
Current Assets
Cash and cash equivalents	19	1,162	644
Receivables and loans	20	4,038	3,563
Financial assets at fair value through profit or loss	21	13,445	9,902
Other investments	22	679	237
Derivative financial instruments	23	812	440
Inventories	24	911	880
Other	27	426	455

		21,473	16,121

Non-current assets classified as held for sale	28	101	107
Assets of disposal group	53	318	628

		21,892	16,856

Non-Current Assets
Receivables and loans	20	4,611	4,209
Financial assets at fair value through profit or loss	21	32,824	29,475
Other investments	22	84	39
Derivative financial instruments	23	523	129
Investments accounted for using the equity method	40	67	64
Investment properties	25	992	839
Biological assets	26	1,092	1,147
Property, plant and equipment	29	128,714	111,827
Intangibles	30	979	993
Other	27	363	212

		170,249	148,934

Total Assets		192,141	165,790

Liabilities

Current Liabilities
Payables	32	4,366	3,703
Employee benefit obligations	33	2,618	2,459
Financial liabilities held at fair value through profit or loss	34	8,532	3,769
Financial liabilities held at amortised cost	35	220	184
Derivative financial instruments	23	2,717	344
Provisions	36	1,069	964
Other	37	843	749

		20,365	12,172

Liabilities associated with assets of disposal group	53	86	178

		20,451	12,350

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-08

Balance Sheet

as at 30 June 2007

	Notes	2007	2006
		$M	$M
Non-Current Liabilities
Payables	32	381	338
Employee benefit obligations	33	21,697	19,026
Financial liabilities held at fair value through profit or loss	34	26,600	26,393
Financial liabilities held at amortised cost	35	594	558
Derivative financial instruments	23	1,393	126
Provisions	36	2,001	1,975
Other	37	1,094	578

		53,760	48,994

Total Liabilities		74,211	61,344

Net Assets		117,930	104,446

Equity
Accumulated surplus	38	57,306	52,154
Reserves	38	60,525	52,292

State interest		117,831	104,446

Minority interest		99	—

Total Equity		117,930	104,446

This Balance Sheet should be read in conjunction with the accompanying notes.

Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-09

Statement of Changes in Equity

for the year ended 30 June 2007

	2007	2006
	$M	$M
Total equity at the beginning of the financial year before accounting policy changes and error corrections	104,446	92,014

Effect of error correction/timing adjustments in opening balances on:
Accumulated surplus (refer Note 38)	—	(26)

Total adjusted equity at the beginning of the financial year	104,446	91,988

Revaluation increment/(decrement) and impairment of non-current assets	10,439	7,584
Revaluation of financial instruments	(2,157)	116
Actuarial gain/(loss) on superannuation	(282)	(90)
Other	—	(7)

Net income recognised directly in equity	8,000	7,603

Net surplus/(deficit)	5,385	4,841

Total recognised income and expense for the period	13,385	12,444

Transactions with owners as owners
Net assets of entities not previously consolidated	—	14

Minority interest increase	99	—

Total equity at the end of the financial year	117,930	104,446

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-10

Cash Flow Statement

for the year ended 30 June 2007

	Notes	2007 $M	2006 $M
Cash Flows from Operating Activities
Receipts
Grants and subsidies received		14,787	13,965
Sales of goods and services		11,241	10,225
Taxes, fees and fines		9,181	7,842
Interest received		3,541	3,494
Royalties and other territorial receipts		1,866	1,510
Dividends received		51	33
GST input tax credits received		1,663	1,600
Other		448	488

Payments
Employee expenses		(13,920)	(12,498)
Supplies and services		(11,576)	(10,091)
Grants and subsidies paid		(5,893)	(5,285)
Borrowing costs paid		(1,115)	(1,048)
GST remitted to the ATO		(707)	(988)
Other		(734)	(114)

Net Cash Inflow from Operating Activities	39(a)	8,833	9,133

Cash Flows from Investing Activities
Receipts
Proceeds from sale of property, plant and equipment		452	486
Proceeds from sale of subsidiaries		3,436	—
Proceeds from sale of investments		1,869	541
Loans and advances redeemed		105	119

Payments
Acquisition of property, plant and equipment		(10,635)	(7,773)
Acquisition of investments		(6,065)	(4,287)
Loans and advances made		(257)	(158)

Net Cash Outflow from Investing Activities		(11,095)	(11,072)

Cash Flows from Financing Activities
Receipts
Proceeds from borrowings		5,547	3,596
Capital issue - Minority interest		99	—

Payments
Repayment of borrowings		(1,980)	(2,078)

Net Cash from Financing Activities		3,666	1,518

Net Cash Flows from Public Financial Corporations (PFC)	39(b)	20	2

Net Increase/(Decrease) in Cash		1,424	(419)
Net Increase/(Decrease) in non-eliminated Cash Balances with PFC		(1,067)	689
Cash at the Beginning of the Financial Year		805	535

Cash Held at End of Year	19	1,162	805

This Cash Flow Statement should be read in conjunction with the accompanying notes.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-11

Notes to the Financial Statements

1.	Significant Accounting Policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting the consolidated financial statements of the Government of Queensland.

(a)	Basis of Accounting

These consolidated financial statements have been prepared in accordance with the Financial Administration and Audit Act 1977, applicable Australian Accounting Standards and Concepts, Urgent Issues Group Consensus Views and other authoritative pronouncements.

This financial report is a general purpose financial report.

New accounting standards and interpretations which have been published and are not mandatory for 30 June 2007 reporting periods are set out below:

AASB 1: First-time Adoption of Australian Equivalents to International Financial Reporting Standards

AASB 4: Insurance Contracts

AASB 7: Financial Instruments: Disclosures

AASB 101: Presentation of Financial Statements

AASB 117: Leases

AASB 118: Revenue

AASB 120: Accounting for Government Grants and Disclosure of Government Assistance

AASB 121: The Effects of Changes in Foreign Exchange Rates

AASB 127: Consolidated and Separate Financial Statements

AASB 131: Interests in Joint Ventures

AASB 132: Financial Instruments: Presentation

AASB 139: Financial Instruments: Recognition and Measurement

AASB 1048: Interpretation and Application of Standards

AASB 1049: Financial Reporting of General Government Sectors by Governments

AASB 2007-1: Amendments to Australian Accounting Standards arising from AASB Interpretation 11 [AASB 2]

AASB 2007-2: Amendments to Australian Accounting Standards arising from AASB Interpretation 12 [AASB 1, AASB 117, AASB 118, AASB 120, AASB 127, AASB 131 & AASB 1038]

AASB 2007-3: Amendments to Australian Accounting Standards arising from AASB 8 [AASB 5, AASB 6, AASB 102, AASB 107, AASB 119, AASB 127, AASB 134, AASB 136, AASB 1023 & AASB 1038]

AASB 2007-4: Amendments to Australian Accounting Standards arising from ED 151 and Other Amendments [AASB 1, 2, 3, 4, 5, 6, 7, 102, 107, 108, 110, 112, 114, 116, 117, 118, 119, 120, 121, 127, 128, 129, 130, 131, 132, 133, 134, 136, 137, 138, 139, 141, 1023 & 1038]

AASB 2007-5: Amendments to Australian Accounting Standard – Inventories Held for Distribution by Not-for-Profit Entities [AASB 102]

AASB 2007-6: Amendments to Australian Accounting Standards arising from AASB 123 [AASB 1, AASB 101, AASB 107, AASB 111, AASB 116 & AASB 138 and Interpretations 1 & 12]

Interpretation 4: Determining whether an Arrangement contains a Lease [revised]

Interpretation 10: Interim Financial reporting and Impairment

Interpretation 11: AASB 2 - Group and Treasury Share Transactions

Interpretation 12: Service Concession Arrangements

Interpretation 129: Disclosure - Service Concession Arrangements [revised]

The State has not adopted these standards and interpretations early. Application of these standards will not affect any of the amounts recognised in the financial statements, but will impact the type of information disclosed.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-12

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(b)	The Government Reporting Entity

In accordance with AASB 127 Consolidated and Separate Financial Statements , these consolidated financial statements include the values of all material assets, liabilities, equities, revenues and expenses controlled by the Government of Queensland.

Only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report.

Where control of an entity is obtained during the financial year, its results are included in the Income Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

The Queensland Government economic entity includes all State Government departments, Public

Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 51 for a full list of entities included in each sector.

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

(c)	Sectors

Assets, liabilities, revenues and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated, but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the Government Financial Statistics Standards, (Australian Bureau of Statistics), follows:

General Government Sector

The primary function of General Government sector agencies is to provide public services that:

-	are non-trading in nature and that are for the collective benefit of the community;

-	are largely financed by way of taxes, fees and other compulsory charges; and

-	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector

The primary function of enterprises in the Public Non-financial Corporations sector is to provide goods and services that:

-	are trading, non-regulatory or non-financial in nature; and

-	are financed by way of sales of goods and services to consumers.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-13

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(c)	Sectors continued

Public Financial Corporations Sector

The Public Financial Corporations sector comprises publicly owned institutions which provide financial services usually on a commercial basis.

Functions they perform may include:

-	central bank functions;

-	accepting on-call, term or savings deposits;

-	investment fund management;

-	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

-	providing insurance services.

(d)	Reporting Period

The reporting period of the consolidated entity is the year ended 30 June 2007.

(e)	Basis of Measurement

The consolidated financial statements adopt the following valuation methodologies:

-	superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme provisions are based on actuarial valuations;

-	investments and other financial assets are recorded at market value;

-	borrowings and other financial liabilities are recorded at market value;

-	power purchase agreements are valued at fair value;

-	land, buildings, infrastructure, major plant and equipment, heritage and cultural assets are valued at fair value and other classes of assets are valued at cost;

-	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories.

Historical cost accounting principles are otherwise employed.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

(f)	Rounding

All amounts in the consolidated financial statements have been rounded to the nearest $1 million or where the amount is less than $500,000 to zero, unless otherwise indicated.

(g)	Comparative Information

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statement for the current reporting period.

(h)	Errors

AASB 108 requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the error occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-14

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(i)	Business Combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the purchase method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given, or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in the Income Statement, but only after a reassessment of the identification and measurement of the net assets acquired.

Where settlement of any part of the cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of the exchange. The discount rate used is the borrowing rate applicable to similar borrowing from independent financiers under comparable terms and conditions.

(j)	Associates

Associates are those entities over which the economic entity has significant influence but not control. Such entities are accounted for using the equity method of accounting. The State’s share of its associates’ post-acquisition profits or losses is recognised in the Income Statement and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment.

(k)	Revenue Recognition

Commonwealth and other grants are normally recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue, including grants, has been received in advance for services or work still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 37.

Assets received at below fair value, including those received free of charge and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Contributions of services are recognised only if the services would have been purchased if they had not been donated and their fair value can be reliably measured. Where this is the case, an equal amount is recognised as a revenue and an expense.

Non-repayable developer or customer contributions are recognised as revenue and as assets in accordance with Urgent Issues Group 1017 Developer and Customer Contributions for Connection to a Price Regulated Network.

To the extent practicable, revenues from the sale of goods and services (including gas and electricity), fines and regulatory fees are recognised when the transaction or event giving rise to the revenue occurs.

State taxation is recognised as revenue upon the earlier of receipt by the responsible agency of a taxpayer’s self-assessment, or at the time the taxpayer’s obligation to pay arises pursuant to the issue of an assessment. Taxation also includes interest and penalties.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-15

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(k)	Revenue Recognition continued

The main types of taxation and fee revenues raised by the State Government are:

-	payroll tax;

-	transfer and other duties;

-	land tax; and

-	various gaming and lottery taxes.

Investment income includes interest, dividends and other income earned during the financial year. Interest is recognised on an accrual basis and dividends when declared. Net realised gains from the sale of investments and unrealised gains from the revaluation of certain investments also form part of investment income.

Net increments in the market values of biological assets are recognised as revenues.

(l)	Borrowing Costs

Borrowing costs are recognised as expenses in the period in which they are incurred.

(m)	Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables are stated with the amount of GST included. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(n)	Cash

‘Cash’ includes cash on hand and at bank and deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts.

(o)	Receivables

Trade debtors are recognised at the nominal amount due. Receivables are assessed periodically for impairment.

Settlement by finance lease debtors is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 20.

Credit Risk Exposure and Management

Credit or liquidity risk represents the extent of credit related losses that the State may be subject to on amounts to be exchanged under loans, accounts receivable and other financial assets. The maximum credit risk at balance date in relation to each class of recognised financial assets is the carrying amount of those assets net of any provisions for impairment. The credit risk in relation to receivables is managed in the following manner:

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-16

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(o)	Receivables continued

-	trading terms require payment within a specified period after the goods and services are applied;

-	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;

-	bad debts are written off as they are incurred; and

-	impairment losses are recognised in the Income Statement.

(p)	Inventories

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102. For most agencies, cost is determined on either a first-in-first-out or average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their existing condition and location, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at the lower of cost and current replacement cost.

All inventories are classified as current assets.

Land held for resale is stated at the lower of cost and net realisable value. Cost is assigned by specific identification and includes the cost of acquisition and development.

(q)	Non-Current Assets Held for Sale

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets held for sale are assets measured at the lower of carrying amount and fair value less costs to sell and have not been depreciated or amortised.

An impairment loss is recognised for initial or subsequent write down of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

(r)	Property, Plant and Equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector is applicable to departments and statutory bodies and mandates asset recognition thresholds as follows:

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-17

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(r)	Property, Plant and Equipment continued

Acquisition continued

Asset Class	Asset Recognition Threshold
Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & Equipment	$5,000

Major Plant & Equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased Assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & Cultural Assets	$5,000

Work in Progress	n/a

Library Reference Collections	$1,000,000

Asset recognition thresholds for other entities do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity, and their cost can be measured reliably. In addition, any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and Valuation

Land, buildings, infrastructure, major plant and equipment, and heritage and cultural assets are valued at fair value in accordance with AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector. Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Only those assets, the total values of which are material, compared to the value of the class of assets to which they belong, are comprehensively revalued. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Pursuant to AASB 116, “for profit” entities (mainly Public Non-financial Corporations) revalue non-current assets on an individual basis, not a class of assets basis.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-18

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(r)	Property, Plant and Equipment continued

Recording and Valuation continued

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that asset (in relation to “for profit” entities) or that class of assets, except to the extent it reverses a revaluation decrement for the asset/class of assets previously recognised as an expense. A decrease in the carrying amount on revaluation is charged as an expense, to the extent it exceeds the balance of the relevant asset revaluation reserve.

Where an asset is acquired at no cost, or for nominal cost, the cost is its fair value as at the date of acquisition. All other non-current assets, principally plant and equipment, are measured at cost.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset.

In relation to the Queensland electricity and gas supply industry, power generation as well as electricity and gas transmission supply systems are valued at depreciated optimised replacement value or cost. This approach provides values based on the optimum set of replacement assets necessary to achieve the same service potential with no inappropriate surplus capacity.

Non-reciprocal transfers of assets and liabilities between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with UIG 1038 Contributions by Owners Made to Wholly-owned Public Sector Entities.

(s)	Biological Assets

Biological assets are recognised at net market value, which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal. Where no active and liquid market is available, the net present value methodology has been adopted under the provisions of AASB 141 Agriculture .

Biological assets held by the State and recognised in the Balance Sheet include:

-	livestock; and

-	the State’s plantation growing timber resources, mostly located in South East Queensland. All current stands of plantation growing timber are included, with the exception of the following:

(i)	plantings of minor species, small and fragmented plantation areas and areas subject to experimental treatments, which are likely to be unmarketable, or have a value which is considered to be unreliable;

(ii)	hardwood plantations which are immaterial.

Biological assets held by the State and not recognised in the Balance Sheet include:

-	the right to harvest forest products from native forests pursuant to the Forestry Act 1959. Cash flows associated with these products have been examined and the net values of the access rights are considered to be immaterial. Accordingly, the value of access rights to native forest products have not been recognised. Under the South East Queensland Forest Agreement, the State has secured access to a defined quantity of wood from native forests in South East Queensland for 25 years until 2024. All harvesting of native forests in South East Queensland will cease after this date; and

-	other biological assets such as tree seed orchards, tree hedges and nursery seedlings which have been assessed in accordance with AASB 141, found not to be material and accordingly not been recognised.

This position will be reviewed annually.

Valuation of Biological Assets

Net present value is calculated as the net of the future cash inflows and outflows associated with forest production activities discounted back to current values at the specified weighted average cost of capital.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-19

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(s)	Biological Assets continued

Valuation of Biological Assets continued

Under this methodology, valuation changes arise mainly from movements in:

-	timber volume associated with growth, and changes to the overall estate, as a result of annual planting and harvesting activity;

-	timber prices;

-	forest production costs; and

-	the weighted average cost of capital rate used in the discount cash flow calculation.

Reference should be made to individual agency reports for details of individual assumptions used in calculating the net present value of biological assets held by the State.

A reserve has been established to recognise the change in value of biological assets where amounts of unrealised revenue are brought to account through the Income Statement.

(t)	Intangible Assets

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. The Non-Current Asset Policies for the Queensland Public Sector, which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated assets, such as brands and mastheads, as well as expenditure on initial research are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Asset Policies for the Queensland Public Sector, the entity recognition threshold for 2006-07 is $100,000.

Purchased goodwill represents the excess of costs of acquisition over the fair value of the State’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortised but instead is assessed annually for impairment.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

(u)	Investment Properties

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Income Statement and no depreciation expense or asset impairment is recognised.

(v)	Assets not Recognised

The following assets are not recognised in the Balance Sheet:

Quarry Resources

The value of quarry resources held by the Department of Natural Resources and Water is not included in the financial statements as it is not practical to determine reliably the quantum of the resources available for extraction. Revenue from the sale of quarry materials is recognised as extractions are made.

Native Forests and Biological Assets

Disclosures are outlined in Note 1(s).

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-20

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(v)	Assets not Recognised continued

Land under Roads

Land under roads is not recognised in the Balance Sheet as the circumstances in which it can be reliably measured are considered to be rare. Land under roads controlled by the Departments of Main Roads and Natural Resources and Water is expensed as road construction occurs.

Railway Corridor Land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources and Water, which for reporting purposes recorded the land at nil value. This land is on-leased to QR via Queensland Transport at no cost.

User Funded Assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheets as users of the assets have either fully or partially funded these facilities, and they are either not considered to be controlled by the corporations, or no income will flow from the facilities.

Heritage Assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

Library Collections

Library acquisitions are expensed as they are incurred, except for the General Reference and Rare Books Collections of the Library Board of Queensland. These are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector and Queensland Treasury’s Accounting for Library Collections Policy except for certain heritage assets such as manuscripts whose value cannot be reliably measured.

Water Licences

The Mount Isa Water Board holds an interim resource allocation licence. However, the Board has not been able to reliably measure the value of this asset and therefore it has not been brought to account.

(w)	Depreciation and Amortisation

Land, General Reference and Rare Books Collections of the Library Board of Queensland, Museum collections and art works held by the Queensland Art Gallery are not depreciated.

Other assets are normally depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use), and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-21

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(w)	Depreciation and Amortisation continued

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is probable.

Capital Work in Progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives to agencies of the different asset classes:

Asset Class	Useful Life
Buildings	2 - 100 years
Plant and equipment	2 - 50 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	7 - 80 years

Intangibles

Computer software	3 - 10 years
Other intangibles (including intellectual property and licences)	2 - 20 years

(x)	Impairment of Assets

At each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. If an asset is determined to be impaired, the recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and either depreciated replacement cost or value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows which are largely independent of the cash flows from other assets or groups of assets (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Impairment on goodwill is not reversed.

(y)	Leases

Agency rights and obligations under finance leases, which are leases that effectively transfer most of the risks and rewards relating to ownership of the leased items to the lessee, are recognised initially as assets and liabilities equal to the lower of fair value of the leased property and present value of the minimum lease payments including any guaranteed residual values. The assets are disclosed as leased plant and equipment and are depreciated over the period during which the agency is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease.

For operating leases, where the lessor retains substantially all of the risks and rewards relating to ownership of the leased items, lease payments are expensed over the term of the lease. Incentives received on entering into operating leases are recognised as liabilities. Lease payments are allocated between rental expense and reduction of the liability. Further disclosure on lease commitments is contained in Note 44.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-22

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(z)	Payables

These amounts represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

(aa)	Provisions

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

(ab)	Onerous Contracts

General Provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract, and only after any impairments to assets dedicated to that contract have been recognised.

The provision is recognised in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets and is based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted using market yields at balance date on national government guaranteed bonds with terms to maturity and currency that match, as closely as possible, the expected future payments, where the effect of discounting is material.

Power Purchase Agreement Provisions

A provision for onerous contracts has been realised in relation to a number of long-term power purchase agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. Some of these PPAs have remaining terms which extend past the next 10 years. Current conditions within the electricity market mean a number of the long-term power purchase agreements are considered to be onerous contracts.

The provision for onerous contracts reflects net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

The extent of the future losses from the power purchase agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used of 14.0% (2006, 13.4%) reflects the current market assessments of the time value of money and the risks specific to these obligations.

As a consequence of the State applying the exemption under AASB 1 to apply AASB 132 Financial Instruments: Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005, derivative financial instruments are separately recognised on the Balance Sheet as derivative financial instrument assets or derivative financial liabilities. The State has accordingly excluded the estimated revenue to be derived from anticipated hedge contracts from the calculation of the provision for onerous contracts.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-23

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ac)	Employee Benefits

Wages, Salaries, Annual Leave and Sick Leave

Liabilities for wages, salaries and annual leave are accrued at year-end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is classified as non-current and measured at the present value of the future cash flows.

Long Service Leave

A levy of 1.75% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The method used incorporates consideration of expected future wage and salary levels, experience of employee departure and periods of service. On-costs (payroll tax and workers’ compensation insurance) have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the Government’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2007 was 6.3% (2006, 5.9%).

Entities that do not participate in the Long Service Leave Central Scheme (predominantly Public Non-financial Corporations) determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Superannuation/Retirement Benefit Obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The cost of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Income Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred eg. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

Expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity and currency that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2007 was 6.3% (2006, 5.9%).

Future taxes are part of the provision of the existing benefit obligations (eg. taxes on investment income and employer contributions) and are taken into account in measuring the net liability or asset.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-24

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ac)	Employee Benefits continued

Superannuation/Retirement Benefit Obligations continued

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Electricity Supply Industry Superannuation (QLD) Limited (ESI Super). The superannuation fund is fully funded with a net superannuation asset recognised in the Balance Sheet in respect of this fund. Refer Note 50.

All actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are taken direct to equity.

Termination Benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance date are discounted to present value.

(ad)	Provision for Retirement/Disposal of Long Lived Assets

A provision is recognised for the dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

(ae)	General Insurance Contracts

In accordance with AASB 1023 General Insurance Contracts , the claims liability includes a risk margin in addition to expected future payments. This liability is discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

(af)	Financial Instruments

In compliance with AASB 132 and AASB 139 (relating to financial instruments), certain derivatives are recognised in the Balance Sheet. Derivatives are measured on a fair value basis and changes in fair value are taken to the Income Statement unless strict hedge accounting rules are met, in which case valuation adjustments are recognised in an equity reserve.

Under AASB 139, financial assets are to be classified and measured as follows:

-	loans and receivables - measured at amortised cost;

-	held to maturity - measured at amortised cost;

-	designated at fair value through profit or loss; or

-	available-for-sale - measured at fair value with unrealised gains/losses recognised directly in equity except for impairment losses and foreign exchange gains/losses.

Financial liabilities are to be classified and measured as follows:

-	designated at fair value through profit or loss; or

-	other financial liabilities - measured at amortised cost.

Recognition and derecognition of financial assets and liabilities

Financial assets and financial liabilities are recognised on the Balance Sheet when the State becomes party to the contractual provisions of the financial instrument. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by the State. A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-25

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(af)	Financial Instruments continued

Fair value estimation

Entities within the State use either the quoted market price at balance date or mid market rates as a basis for establishing fair values of quoted financial instruments. Financial assets are priced at current bid prices, while financial liabilities are priced at current asking price. The State adopts the policy of effectively minimising risk arising from market/client transactions whether they be in the nature of onlendings, deposits, leases or hedges.

If the market for a financial asset is not active, the State establishes fair value by using valuation techniques.

Derivative financial instruments

Derivative instruments are used to hedge the State’s exposure to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may be used to deliver long term floating rate or long term fixed rate exposure. A small number of derivative financial instruments are held for trading purposes.

Derivatives are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at their fair value. Fair values are derived using quoted market prices in active markets and utilising accepted market valuation techniques, including discounted cash flow model and other pricing models, as appropriate.

The effective portion of the gain or loss on the hedging instrument is recognised directly in the hedge reserve in equity, while the ineffective portion is recognised in the Income Statement. Amounts taken to the hedge reserve in equity are transferred to the Income Statement when the hedged transaction affects the Income Statement, such as when hedged income or expenses are recognised or when a forecast sale or purchase occurs. The gain or loss relating to the effective portion of cash flow hedges is recognised in the Income Statement.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative instruments used by the State include: futures contracts, forward rate agreements, forward exchange contracts, cross currency swaps, interest rate swaps, and commodity swaps.

Financial assets at fair value through profit or loss

Financial assets which include all other investments are valued at fair value at balance date. Unrealised gains and losses are brought to account in the Income Statement. Financial assets held by the State include: money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, letters of credit and investments managed by QIC.

Financial liabilities at fair value through profit or loss

Financial liabilities which include deposits and interest bearing liabilities are valued at fair value at balance date. Unrealised gains and losses are brought to account in the Income Statement. Interest bearing liabilities held by the State include: Treasury notes, Australian bonds, credit foncier loans, commercial paper, overseas bonds and medium term notes principally raised by Queensland Treasury Corporation.

In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Stock lending and repurchase agreement deposits are accepted at an agreed interest rate and are held as security for stock lent.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-26

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(af)	Financial Instruments continued

Financial liabilities held at amortised cost

State debt to the Commonwealth represents loans made by the Commonwealth under Loan Council agreements and is held at amortised cost.

Settlement date accounting

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. The State accounts for any change in the fair value of the asset to be received during the period between the trade date and settlement date in the same way as it accounts for the acquired asset.

(ag)	Foreign Currency

Foreign currency transactions are translated initially into Australian dollars at the rate of exchange applying at the date of the transaction. Such transactions are subject to price risk which is reflected by price variation changes due to foreign currency movement. Amounts payable and receivable in foreign currencies at balance date are translated to Australian currency at rates of exchange current at 30 June 2007.

Exchange differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the Income Statement in the financial year in which the exchange rates change, except when deferred in equity as qualifying cash flow hedges and qualifying net investment hedges.

Translation differences on non-monetary financial assets and liabilities are reported as part of the fair value gain or loss. Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognised in the Income Statement as part of the fair value gain or loss. Translation difference on non-monetary financial assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing at year-end. Where transactions involve forward foreign exchange, the amount payable or receivable under the forward exchange contract is adjusted to reflect forward rates of exchange applicable at year-end. Exchange gains or losses are brought to account in the Income Statement.

Foreign exchange risk arises when future commercial transactions and recognised assets and liabilities are denominated in a currency that is not the entity’s functional currency.

To effectively manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates, both forward exchange contracts and cross currency swaps are used. Offshore borrowings are required to provide access to additional sources of funding and to diversify risk exposure.

(ah)	Related Party Transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies that are included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(ai)	Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets. The following policies have been adopted pending the development of an accounting standard.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-27

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ai)	Public Private Partnerships (PPPs) continued

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases. Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

(aj)	Monies held in Trust

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes in Note 45. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

(ak)	Financial Risk Management

The State’s activities expose it to a variety of financial risks, market risk (including foreign currency risk, interest rate risk and price risk), credit risk, liquidity risk and cash flow interest rate risk. The State’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects. The State uses certain derivative instruments such as forward exchange contracts and cross currency swaps to hedge risk exposures.

Risk management is carried out by Queensland Treasury Corporation (QTC) under Queensland Treasury’s Derivative Transactions Policy Guidelines . QTC identifies, evaluates and hedges financial risks in close cooperation with Queensland Treasury.

Risk management strategies specific to particular items recognised in the State’s consolidated financial statements are included in the accounting policies relating to that item.

(al)	Critical Accounting Estimates and Judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances.

(i)	Critical Accounting Estimates and Assumptions

The State makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year and have not been included in the relevant accounting policy, are discussed below.

Estimated Impairment of Assets

The State tests annually whether any asset or group of assets is impaired, in accordance with the accounting policy Note 1(x). In some instances the recoverable amount used is value in use. Value in use calculations require assumptions to be made in key areas such as:

-	risk adjusted time value of money;

-	forecast market prices;

-	forecast operational and capital expenditure;

-	discount rates; and

-	accessibility and pricing of water.

In addition, there is significant uncertainty over the future price and availability of water which may impact asset values of the electricity generators.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-28

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(al)	Critical Accounting Estimates and Judgements continued

(i)	Critical Accounting Estimates and Assumptions continued

Fair Value of Derivatives and Other Financial Instruments

The fair value of financial instruments that are not traded in an active market (for example over-the-counter derivatives) is determined by using valuation techniques. The State uses judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at each Balance Sheet date. The State has used discounted cash flow analysis for various available-for-sale financial assets that were not traded in active markets.

(ii)	Critical Judgements in Applying Accounting Policies

Held-to-maturity investments

The State follows AASB 139 in classifying non-derivative financial assets with fixed or determinable payments and fixed maturity as held-to-maturity. This classification requires significant judgement. In making this judgement, the State evaluates its intention and ability to hold such investments to maturity.

If the class of held-to-maturity investments is tainted, the State would not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

If the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The investments would therefore be measured at fair value not amortised cost.

(am)	Change in Accounting Policy

The State has elected to adopt a policy of recognising defined benefit obligation actuarial gains and losses directly in the Statement of Changes in Equity as permitted by AASB 119 Employee Benefits. In 2005-06, on initial adoption of AASB 119, defined benefit actuarial gains and losses were recognised in the Income Statement.

The 2005-06 comparatives have been restated as a result of actuarial gains taken directly to equity. The impact is an increase to employee expenses and a decrease to accumulated surplus of $242 million (refer Note 38).

Further disclosure of defined benefit obligations is contained in Note 50.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-29

Notes to the Financial Statements

2.	Disaggregated Information

Income Statement

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Revenue from Continuing Operations
Commonwealth and other grants	14,415	13,636	1,426	1,343	—	—	(1,368)	(1,452)	14,473	13,527
Sales of goods and services	2,020	1,916	7,891	5,183	966	983	(399)	(392)	10,478	7,690
Taxes, fees and fines	9,460	8,202	145	—	—	—	(319)	(290)	9,286	7,912
Investment income	5,607	4,823	312	108	1,905	1,471	(3,077)	(2,078)	4,747	4,324
Royalties and other territorial revenue	1,430	1,532	—	15	—	—	—	—	1,430	1,547
Other	381	263	295	267	32	33	(6)	(3)	702	560

	33,313	30,372	10,069	6,916	2,903	2,487	(5,169)	(4,215)	41,116	35,560

Expenses from Continuing Operations
Employee expenses	14,066	12,513	1,965	1,832	170	149	(223)	(216)	15,978	14,278
Supplies and services	5,562	4,921	3,670	1,662	117	109	(273)	(263)	9,076	6,429
Depreciation and amortization	1,883	1,680	1,558	1,405	20	20	—	—	3,461	3,105
Grants and other contributions	7,310	6,432	66	205	—	—	(1,368)	(1,451)	6,008	5,186
Finance costs	127	141	834	563	1,476	1,159	(919)	(767)	1,518	1,096
Share of (profit)/loss of associates	—	(1)	4	3	—	1	—	—	4	3
Other	1,078	611	66	2	1,014	153	(228)	(205)	1,930	561

	30,026	26,297	8,163	5,672	2,797	1,591	(3,011)	(2,902)	37,975	30,658

Gains
Gains on sale of assets	46	1	1,032	—	64	41	(95)	(1)	1,047	41
Revaluation increments and impairment reversals	30	95	166	310	41	93	(90)	(107)	147	391

	76	96	1,198	310	105	134	(185)	(108)	1,194	432

Losses
Loss on sale of assets	17	14	31	(11)	45	1	(93)	(2)	—	2
Revaluation, impairment and other losses	434	636	526	95	8	3	(89)	(107)	879	627

	451	650	557	84	53	4	(182)	(109)	879	629

Operating Surplus/(Deficit) before
Income Tax Expense	2,912	3,521	2,547	1,470	158	1,026	(2,161)	(1,312)	3,456	4,705

Income tax credit/(expense)	—	—	(441)	(335)	(38)	(295)	479	630	—	—
Surplus/(Deficit) from discont. operations	407	—	1,490	92	—	—	32	44	1,929	136

Net Surplus/(Deficit)	3,319	3,521	3,596	1,227	120	731	(1,650)	(638)	5,385	4,841

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-30

Notes to the Financial Statements

2.	Disaggregated Information continued

Balance Sheet

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets

Current Assets
Cash and cash equivalents	1,049	1,631	3,481	1,333	49	30	(3,417)	(2,350)	1,162	644
Receivables and loans	2,987	2,812	2,142	1,600	72	69	(1,163)	(918)	4,038	3,563
Financial assets at fair value through profit or loss	1,802	1,722	—	—	11,643	8,180	—	—	13,445	9,902
Other investments	392	227	437	10	—	—	(150)	—	679	237
Derivative financial instruments	8	1	775	437	29	2	—	—	812	440
Inventories	359	347	552	533	—	—	—	—	911	880
Other	448	612	93	131	22	28	(137)	(316)	426	455
Non-current assets classified as held for sale or disposal group	101	89	318	646	—	—	—	—	419	735

	7,146	7,441	7,798	4,690	11,815	8,309	(4,867)	(3,584)	21,892	16,856

Non-Current Assets
Receivables and loans	575	472	529	453	23,381	19,978	(19,874)	(16,694)	4,611	4,209
Financial assets at fair value through profit or loss	25,033	20,649	219	458	7,572	8,371	—	(3)	32,824	29,475
Other investments	19,159	18,510	35	32	—	—	(19,110)	(18,503)	84	39
Derivative financial instruments	—	—	439	65	84	64	—	—	523	129
Investments in associates	35	35	31	28	1	1	—	—	67	64
Investment properties	63	41	929	798	—	—	—	—	992	839
Biological assets	10	10	1,082	1,137	—	—	—	—	1,092	1,147
Property, plant and equipment	92,526	80,764	36,127	31,012	95	84	(34)	(33)	128,714	111,827
Deferred tax assets	5,176	4,941	1,647	1,096	21	16	(6,844)	(6,053)	—	—
Intangibles	638	547	321	424	20	22	—	—	979	993
Other	33	30	383	225	—	—	(53)	(43)	363	212

	143,248	125,999	41,742	35,728	31,174	28,536	(45,915)	(41,329)	170,249	148,934

Total Assets	150,394	133,440	49,540	40,418	42,989	36,845	(50,782)	(44,913)	192,141	165,790

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-31

Notes to the Financial Statements

2.	Disaggregated Information Continued

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities

Current Liabilities
Payables	2,265	2,305	2,720	2,058	195	223	(814)	(883)	4,366	3,703
Employee benefit obligations	2,332	2,218	238	204	48	37	—	—	2,618	2,459
QTC borrowings	271	197	661	400	—	—	(932)	(597)	—	—
Financial liabilities held at fair value through profit or loss	—	—	35	9	11,912	6,109	(3,415)	(2,349)	8,532	3,769
Financial liabilities held at amortised cost	246	204	318	11	151	—	(495)	(31)	220	184
Derivative financial instruments	9	1	2,591	324	117	19	—	—	2,717	344
Current tax liabilities	—	—	133	43	5	255	(138)	(298)	—	—
Provisions	264	208	91	167	730	613	(16)	(24)	1,069	964
Other	576	547	260	199	4	4	3	(1)	843	749
Liabilities associated with disposal group	—	—	86	178	—	—	—	—	86	178

Total Current Liabilities	5,963	5,680	7,133	3,593	13,162	7,260	(5,807)	(4,183)	20,451	12,350

Non-Current Liabilities
Payables	380	335	—	3	—	—	1	—	381	338
Employee benefit obligations	21,226	18,576	466	445	5	5	—	—	21,697	19,026
QTC borrowings	1,713	1,699	17,212	14,380	—	—	(18,925)	(16,079)	—	—
Financial liabilities held at fair value through profit or loss	—	1	—	38	26,600	26,835	—	(481)	26,600	26,393
Financial liabilities held at amortised cost	533	455	70	119	171	5	(180)	(21)	594	558
Derivative financial instruments	—	—	1,238	41	155	85	—	—	1,393	126
Deferred tax liabilities	1,667	1,112	5,111	4,892	66	50	(6,844)	(6,054)	—	—
Provisions	724	678	337	455	940	842	—	—	2,001	1,975
Other	357	458	790	162	1	—	(54)	(42)	1,094	578

Total Non-Current Liabilities	26,600	23,314	25,224	20,535	27,938	27,822	(26,002)	(22,677)	53,760	48,994

Total Liabilities	32,563	28,994	32,357	24,128	41,100	35,082	(31,809)	(26,860)	74,211	61,344

Net Assets	117,831	104,446	17,183	16,290	1,889	1,763	(18,973)	(18,053)	117,930	104,446

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-32

Notes to the Financial Statements

		2007	2006
		$M	$M
3.	Commonwealth and Other Grants

	Commonwealth
	General purpose payments
	GST revenue grants	8,092	7,773
	National competition policy payments	—	179
	Australian Health Care Agreement	1,641	1,544
	Specific purpose payments
	Health	546	474
	Education	1,970	1,542
	Other agencies	1,651	1,479

		13,900	12,991
	Other	573	536

		14,473	13,527

4.	Sales of Goods and Services

	Goods	4,708	2,646
	Services	5,331	4,655
	Rental	439	389

		10,478	7,690

5.	Taxes, Fees and Fines

	Taxes
	Stamp duty
	Transfer duty	2,542	1,963
	Vehicle registration	289	269
	Insurance	361	328
	Mortgages	343	297
	Other duties	26	73

		3,561	2,930

	Payroll tax	2,133	1,825
	Land tax	479	391
	Various gaming taxes and other levies	1,051	1,072

	Fees
	Vehicle registration	887	817
	Transport and other licences and permits	975	692

	Fines	200	185

		9,286	7,912

6.	Investment Income

	Interest	1,098	932
	Distribution from QIC Trusts	3,517	3,360
	Dividends	27	25
	Other	105	7

		4,747	4,324

Investment income on assets set aside to fund employee entitlement liabilities totalled $3.026 billion (2006, $2.987 billion).

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-33

Notes to the Financial Statements

		2007	2006
		$M	$M
7.	Royalties and Other Territorial Revenue

	Royalties	1,352	1,473
	Other territorial revenue	78	74

		1,430	1,547

8.	Other Operating Revenue

	Assets assumed	144	98
	Other	558	462

		702	560

9.	Employee Expenses (refer Note 50 for additional disclosures)

	Salaries, wages and associated costs	13,571	12,238
	Superannuation expense	2,407	2,040

		15,978	14,278

10.	Depreciation and Amortisation

	Depreciation and amortisation expenses for the financial year were charged in respect of:
	Buildings	816	693
	Infrastructure	1,642	1,494
	Plant and equipment	645	570
	Major plant and equipment	22	17
	Leased plant and equipment	147	156
	Heritage and cultural assets	2	2
	Software development	166	159
	Other intangible assets	21	14

		3,461	3,105

11.	Finance Costs

	Interest	1,380	1,053
	Other	138	43

		1,518	1,096

12.	Other Operating Expense

	WorkCover Queensland and other claims	1,119	247
	Assets transferred to non-State entities	216	13
	Other	595	301

		1,930	561

	Audit fees of $13.8 million (2006, $11.5 million) charged by the Queensland Audit Office to entities included in these financial statements have been eliminated on consolidation.

	WorkCover Queensland claims expense for 2006 includes an actuarial credit of $563 million.

	Assets transferred to non-State entities includes $190 million expensing of Tugun Bypass construction costs related to that part of the work being undertaken in New South Wales.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-34

Notes to the Financial Statements

		2007	2006
		$M	$M
13.	Gains on Sale of Assets

	Gains on sale of non-current assets	1,040	41
	Gains on sale of financial assets	7	—

		1,047	41

	The 2007 gain on sale of non-current assets includes a gain of $1.011 billion in relation to the sale of Powerdirect. Refer Note 53 for further details.

14.	Gains on Revaluation of Assets

	Gains on revaluation of non-current assets	119	—
	Gains on revaluation of financial assets	—	249
	Gains on revaluation of biological assets	28	87
	Gains on revaluation of intangible assets	—	55

		147	391

15.	Losses on Sale of Assets and Investments

	Loss on sale of non-current assets	—	2

		—	2

16.	Loss on Revaluation of Assets

	Loss on revaluation of non-current assets	—	163
	Loss on revaluation of financial assets	392	—
	Loss on revaluation of environmental certificates/obligations	26	42

		418	205

17.	Impairment Losses

	Impairment of property, plant and equipment	5	49
	Impairment of intangibles	14	2
	Impairment of non-current assets held for sale	1	24

		20	75

18.	Other Losses

	Bad debts written off	51	47
	Inventory write down	7	3
	Decommissioned infrastructure assets	167	143
	Other assets written off/donated	13	76
	Land under roads	203	78

		441	347

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-35

Notes to the Financial Statements

		2007	2006
		$M	$M
19.	Cash and Cash Equivalents

	Cash	530	505
	Deposits at call	632	139

	Cash and Cash Equivalents from Continuing Operations	1,162	644
	Cash from Discontinued Operations	—	161

	Cash and Cash Equivalents per Cash Flow Statement	1,162	805

	Agencies forming part of the Public Accounts report all monies on hand as cash. This does not include the Queensland Treasury Corporation (QTC) money market deposits of $749 million (2006, $1.543 billion). Refer Note 21. All material cash balances held by those agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole-of-Government basis.

20.	Receivables and Loans

	Current
	Trade receivables	2,465	1,569
	Interest receivables	21	24
	Investment receivables	1	572
	Loans and advances	216	129
	GST input tax credits receivables	303	391
	Finance leases	9	10
	Other	1,323	1,174

		4,338	3,869
	Less: Provision for impairment	300	306

		4,038	3,563

	Non-Current
	Trade receivables	161	87
	Loans and advances	674	604
	Onlendings	3,451	3,235
	Finance leases	201	205
	Other	125	80

		4,612	4,211
	Less: Provision for impairment	1	2

		4,611	4,209

	Finance Lease Receivables due:
	Not later than 1 year	15	15
	Later than 1 year but not later than 5 years	56	58
	Later than 5 years	307	316

	Less: Future finance revenue	168	174

		210	215

	Minimum Operating Lease Payments Receivable:
	Operating leases not recognised in the financial statements (excluding investment properties):

	Not later than 1 year	22	20
	Later than 1 year but not later than 5 years	53	46
	Later than 5 years	161	159

		236	225

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-36

Notes to the Financial Statements

		2007	2006
		$M	$M
21.	Financial Assets at Fair Value through Profit or Loss (excluding derivatives)

	Current
	Money market deposits	749	1,543
	Floating rate notes	99	137
	Securities and bonds	9,686	5,661
	Investments managed by Queensland Investment Corporation	2,491	2,293
	Other	420	268

		13,445	9,902

	Non-Current
	Floating rate notes	2,881	2,638
	Securities and bonds	1,881	2,492
	Investments managed by Queensland Investment Corporation	27,120	22,845
	Shares	212	450
	Other	730	1,050

		32,824	29,475

	The carrying amounts of the above financial assets are classified as designated at fair value on initial recognition.

	Refer Note 49 for further disclosure on financial instruments.

22.	Other Investments

	Current
	Held-to-maturity term deposits	9	12
	Available-for-sale investments	670	225

		679	237

	Non-Current
	Available-for-sale investments	84	39

		84	39

	Net gains on available-for-sale assets recognised directly in equity amount to $226 million at 30 June 2007 (2006, $5 million). No amount was removed from equity and recognised in profit and loss for the period.

23.	Derivative Financial Instruments

	Current Assets
	Cash flow hedges	423	137
	Other derivatives	389	303

		812	440
	Non-Current Assets
	Cash flow hedges	439	64
	Other derivatives	84	65

		523	129
	Current Liabilities
	Cash flow hedges	2,062	105
	Other derivatives	655	239

		2,717	344

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-37

Notes to the Financial Statements

		2007	2006
		$M	$M
23.	Derivative Financial Instruments continued

	Non-Current Liabilities
	Cash flow hedges	1,223	27
	Other derivatives	170	99

		1,393	126

	Net Derivative Assets/(Liabilities)	(2,775)	99

24.	Inventories

	Current
	Raw materials and stores	427	383
	Work in progress	23	31
	Finished goods	196	154
	Land held for resale	216	209
	Inventory held for distribution - at replacement cost	5	6
	Environmental certificates/obligations	14	62
	Other	30	35

		911	880

25.	Investment Properties

	Land and buildings at independent valuation	992	839

	Movements in Investment Properties

	Carrying amount at beginning of year	839	685
	Acquisitions	8	45
	Disposals	(4)	(4)
	Transfers	20	(14)
	Net revaluations increments/decrements	129	127

	Carrying amount at end of year	992	839

	Rental income of $58 million (2006, $47 million) and operating expenses of $16 million (2006, $7 million) is recognised in the Income Statement in relation to investment properties.

26.	Biological Assets

	Self-generating and regenerating assets:
	Livestock	8	9
	Plants	1,084	1,138

		1,092	1,147

	Movement in biological assets:
	Carrying amount at beginning of year	1,147	1,144
	Gain from changes in fair value	28	87
	Acquisitions	3	3
	Disposals	(86)	(87)

	Carrying amount at end of year	1,092	1,147

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-38

Notes to the Financial Statements

		2007	2006
		$M	$M
27.	Other Assets

	Current
	Prepayments	270	298
	Other	156	157

		426	455

	Non-Current
	Prepayments	36	30
	Other	41	28
	ESI superannuation assets (refer Note 50)	286	154

		363	212

28.	Non-Current Assets Held for Sale
	Land	68	70
	Buildings	3	15
	Plant and equipment	29	21
	Intangible assets	1	1

		101	107

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-39

Notes to the Financial Statements

29.	Property, Plant and Equipment

	Cost or Valuation		Accumulated Depreciation		Written Down Value
	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M
Land	38,109	32,292	(4)	—	38,105	32,292
Buildings	38,113	33,783	(12,838)	(11,014)	25,275	22,769
Infrastructure	68,749	63,457	(21,380)	(19,611)	47,369	43,846
Plant and equipment	8,061	7,175	(3,150)	(2,831)	4,911	4,344
Major plant and equipment	354	363	(158)	(152)	196	211
Leased plant and equipment	3,080	3,136	(831)	(793)	2,249	2,343
Heritage and cultural assets	1,008	886	(93)	(87)	915	799
Capital work in progress	9,694	5,223	—	—	9,694	5,223

	167,168	146,315	(38,454)	(34,488)	128,714	111,827

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Plant and Equipment
	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$ M	$M	$M	$M	$M
Carrying amount at beginning of year	32,292	28,939	22,769	19,406	43,846	41,999	4,344	3,784
Acquisitions	613	263	610	498	1,204	1,500	805	655
Disposals	(82)	(75)	(74)	(40)	(240)	(147)	(197)	(226)
Revaluation increments/(decrements)	5,309	2,984	1,940	2,559	3,262	1,418	19	4
Impairment (losses)/reversals	(4)	—	(9)	(1)	(77)	(34)	(5)	(13)
Depreciation and amortisation	—	—	(816)	(693)	(1,642)	(1,494)	(645)	(570)
Net asset transfers	(23)	181	855	1,040	1,017	603	590	710

Carrying amount at end of year	38,105	32,292	25,275	22,769	47,370	43,846	4,911	4,344

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-40

Notes to the Financial Statements

29.	Property, Plant and Equipment continued

	Major Plant and Equipment		Leased Plant and Equipment		Heritage and Cultural Assets(a)
	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	211	161	2,344	2,489	799	449
Acquisitions	4	324	49	11	2	—
Disposals	—	—	(102)	(5)	(1)	4
Revaluation increments/(decrements)	(6)	7	2	—	(39)	325
Impairment (losses)/reversals	—	—	39	(2)	—	—
Depreciation and amortisation	(23)	(18)	(147)	(156)	(2)	(2)
Net asset transfers	10	(263)	64	7	156	23

Carrying amount at end of year	196	211	2,249	2,344	915	799

			Capital Work in Progress		Total
			2007	2006	2007	2006
			$M	$M	$M	$M
Carrying amount at beginning of year			5,223	3,563	111,828	100,790
Acquisitions			7,910	4,355	11,197	7,606
Disposals			(309)	(97)	(1,005)	(586)
Revaluation increments/(decrements)			—	—	10,487	7,297
Impairment (losses)/reversals			—	—	(56)	(50)
Depreciation and amortisation			—	—	(3,275)	(2,933)
Net asset transfers			(3,130)	(2,598)	(462)	(297)

Carrying amount at end of year			9,694	5,223	128,714	111,827

(a)	Heritage and cultural assets includes $183 million (2006, $183 million) relating to assets held by the Queensland Museum. This collection has not been subject to a regular stocktake by management at the Queensland Museum. Accordingly, the Auditor-General provided a qualified opinion on Queensland Museum’s financial statements. The Auditor-General was unable to express an opinion on the reported value of the collections disclosed in the financial statements.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-41

Notes to the Financial Statements

30.	Intangibles

	Cost		Valuation		Accumulated Amortisation		Written Down Value
	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	906	540	—	—	(418)	(215)	488	325
Purchased software	836	966	12	8	(516)	(602)	332	372
Licences and rights	16	16	51	54	(11)	(8)	56	62
Goodwill	85	191	—	—	—	—	85	191
Other	42	42	6	7	(30)	(6)	18	43

	1,885	1,755	69	69	(975)	(831)	979	993

	Software		Licences and Rights		Goodwill		Other
	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	697	677	62	92	191	83	43	17
Acquisitions	150	50	—	1	6	137	6	22
Acquisitions through internal development	168	153	—	—	—	—	—	—
Disposals	(20)	(30)	(4)	—	(107)	—	(14)	(3)
Revaluation increments/(decrements)	—	—	—	54	—	—	—	—
Impairment (losses)/reversals	—	—	—	—	—	(1)	(12)	—
Amortisation	(166)	(159)	(2)	(3)	—	—	(19)	(11)
Transfers	(9)	6	—	(82)	(5)	(28)	14	18

Carrying amount at end of year	820	697	56	62	85	191	18	43

							Total
							2007	2006
							$M	$M
Carrying amount at beginning of year							993	869
Acquisitions							162	210
Acquisitions through internal development							168	153
Disposals							(145)	(33)
Revaluation increments/(decrements)							—	54
Impairment (losses)/reversals							(12)	(1)
Amortisation							(187)	(173)
Transfers							—	(86)

Carrying amount at end of year							979	993

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-42

Notes to the Financial Statements

		2007	2006
		$M	$M
31.	Restricted Assets
	A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	Grants and donations to further medical research in specified areas	68	39
	Cash, property, plant and equipment to be used for specific purposes	36	56
	Assets pledged as security for liabilities	99	57
	Intra regional settlements residue held pursuant to national electricity
	markets arrangements	60	94

		263	246

32.	Payables

	Current
	Trade creditors	3,473	2,337
	Grants and other contributions	169	68
	Cross border lease deferred income	127	136
	Interest	4	1
	GST payable	189	155
	Other	404	1,006

		4,366	3,703

	Non-Current
	Trade creditors	1	1
	Other	380	337

		381	338

33.	Employee Benefit Obligations

	Current
	Employee benefits
	Salaries and wages payable	415	371
	Annual leave	1,047	917
	Long service leave	270	253
	Superannuation (refer Note 50)	800	808
	Judges’ pensions (refer Note 50)	8	8
	Other benefits	78	102

		2,618	2,459

	Non-Current
	Employee benefits
	Annual leave	111	94
	Long service leave	2,144	1,969
	Superannuation (refer Note 50)	18,968	16,494
	Judges’ pensions (refer Note 50)	401	390
	Other benefits	73	79

		21,697	19,026

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-43

Notes to the Financial Statements

		2007	2006
		$M	$M
34.	FinancialLiabilities Held at Fair Value Through Profit or Loss
	Current
	Deposits	3,032	3,089
	Government securities issued	5,499	680
	Other	1	—

		8,532	3,769

	Non-Current
	Deposits	—	39
	Government securities issued	26,599	26,349
	Other	1	5

		26,600	26,393

	The difference between the carrying amount of Government securities issued and the amount contractually required to be paid at maturity to the holder of the obligation is set out below.

	Government securities and other
	Fair value	32,099	27,034
	Less: Repayment at maturity	32,522	26,660

	Difference	(423)	374

35.	Financial Liabilities Held at Amortised Cost

	Current
	Finance lease liability	—	—
	State debt to Commonwealth	15	14
	Deposits and advances	—	1
	Loans - other	205	169

		220	184

	Non-Current
	Finance lease liability	55	10
	State debt to Commonwealth	490	458
	Loans - other	49	90

		594	558

	Lease liabilities are effectively secured as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues. No interest has been capitalised during the current or comparative period.

36.	Provisions

	Current
	Outstanding claims: (1)
	HIH/FAI	15	21
	Workers’ compensation (2)	730	613
	Other	170	107
	Onerous contracts - PPAs (refer Note 1(ab)) (3)	—	51
	Onerous contracts - other	—	1
	Queensland Government Insurance Fund (4)	91	86
	Other	63	85

		1,069	964

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-44

Notes to the Financial Statements

		2007	2006
		$M	$M
36.	Provisionscontinued
	Non-Current
	Outstanding claims: (1)
	HIH/FAI	40	47
	Workers’ compensation (2)	938	841
	Other	311	267
	Onerous contracts - PPAs (refer Note 1(ab)) (3)	149	247
	Queensland Government Insurance Fund (4)	413	395
	Other	150	178

		2,001	1,975

(1)

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables of $106 million (2006, $98 million).

(2)	The liability for workers’ compensation includes an 11.8% prudential margin (2006, 11.6%).
(3)

The uncertainty associated with the estimation of the level of future wholesale electricity prices is detailed in Note 1(ab) and this was also highlighted by the Auditor-General as an emphasis of matter in the independent audit report relating to the Queensland Power Trading Corporation’s financial statements.

(4)

The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property and medical and other liability claims for whole-of-Government. An actuarial assessment of the scheme was undertaken as at 30 June 2006.

Movements in Provisions

		Onerous Contracts	Outstanding Claims	QGIF	Other Provisions	Total
		$M	$M	$M	$M	$M
	Carrying amount at beginning of year	299	1,896	481	263	2,939
	Additional provisions recognised	29	1,211	71	14	1,325
	Reductions in provisions and payments	(98)	(996)	(73)	(78)	(1,245)
	Change from remeasurement	(114)	114	(5)	8	3
	Discounting adjustments	33	(21)	30	6	48

	Carrying amount at end of year	149	2,204	504	213	3,070

					2007	2006
					$M	$M
37.	Other Liabilities
	Current
	Unearned revenue				681	608
	Environmental certificates/obligations				27	84
	Other				135	57

					843	749

	Non-Current
	Unearned revenue				1,084	566
	Other				10	12

					1,094	578

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-45

Notes to the Financial Statements

38.	Reconciliation of Changes in Net Assets (Equity)

	Accumulated Surplus		Asset Revaluation Reserve		Other Reserves		Total
	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M
Balance at the beginning of the financial year	52,154	48,018	51,076	43,305	1,216	824	104,446	92,147
Adjustment on initial application of IFRS	—	(104)	—	11	—	(40)	—	(133)

	52,154	47,914	51,076	43,316	1,216	784	104,446	92,014
Effect of error corrections and timing adjustments (1)	—	(25)	—	(1)	—	—	—	(26)
Net assets of entities not previously consolidated	—	14	—	—	—	—	—	14
Operating surplus/(deficit) (2)	5,385	4,841	—	—	—	—	5,385	4,841
Actuarial gain /(loss) on superannuation taken directly to accumulated surplus (2)	(282)	(90)	—	—	—	—	(282)	(90)
Revaluation of non-current assets (3)	—	—	10,493	7,583	—	1	10,493	7,584
Impairment losses and reversals through equity	—	—	(54)	—	—	—	(54)	—
Revaluation of financial instruments	—	—	72	13	(2,229)	103	(2,157)	116
Transfer to/(from) reserves	49	(492)	(113)	165	64	327	—	—
Other movements	—	(8)	—	—	—	1	—	(7)

	57,306	52,154	61,474	51,076	(949)	1,216	117,831	104,446
Minority interest increase (4)	—	—	—	—	—	—	99	—

Balance at the End of the Financial Year	57,306	52,154	61,474	51,076	(949)	1,216	117,930	104,446

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-46

Notes to the Financial Statements

38.	Reconciliation of Changes in Net Assets (Equity) continued

(1)

The opening accumulated surplus is adjusted for an actuarial superannuation revaluation of -$195 million; Main Roads adjustments of $25 million of land used under roads and $2 million of supplies and services; a Natural Resources and Water adjustment of $107 million for additional land identified; and a QR adjustment of $40 million.

(2)

The surplus for 2006 includes a restatement of -$242 million as a result of the change in accounting policy related to the treatment of actuarial gains and losses on superannuation now taken directly to accumulated surplus. The accumulated surplus for 2006 has been restated for both the above change in policy and actuarial revaluation of $333 million.

(3)

The revaluation of non-current assets includes Department of Infrastructure -$15 million (2006, $81 million), Communities $84 million (2006, $12 million), Education, Training and the Arts $1.508 billion (2006, $683 million), Environmental Protection Agency -$88 million (2006, $564 million), Emergency Services $96 million (2006, $48 million), Health $422 million (2006, $882 million), Housing $813 million (2006, $769 million), Justice and Attorney-General $136 million (2006, $19 million), Local Government, Planning, Sport and Recreation $150 million (2006, $20 million), Main Roads $2.711 billion (2006, $1.299 billion), Natural Resources and Water $3.110 billion (2006, $1.598 billion), Police $252 million (2006, $115 million), Public Works $435 million (2006, $296 million), Corrective Services $71 million (2006, $204 million), Transport $102 million (2006, $24 million), Property Services Group $12 million (2006, $165 million), Major Sports Facilities Authority $67 million (2006, $113 million), Ports Corporation of Queensland $142 million (2006, $5 million), Ergon -$112 million (2006, $133 million), Powerlink $71 million (2006, $116 million) and Energex $90 million (2006, $151 million).

The revaluation of non-current assets above includes restatements for the 2006 comparative for Major Sports Facility Authority $29 million and QR -$244 million.

(4)	Gold Coast City Council interest in the South East Queensland (Gold Coast) Desalination Company Pty Ltd.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-47

Notes to the Financial Statements

		2007	2006
		$M	$M
39.	Cash Flows

(a)	Reconciliation of Net Surplus/(Deficit) to Net Cash Flows from Operating Activities

	Net Surplus/(Deficit)	5,385	4,841

	Non-Cash Movements (from continuing and discontinued operations):
	Depreciation and amortisation	3,488	3,135
	Net (gain)/loss on disposal/revaluation of non-current assets	(1,385)	122
	Bad debt provision	(4)	12
	Equity accounting loss	4	3
	Unrealised net (gain)/loss on borrowings	(1,131)	(966)
	Other	—	(2)

	(Increase) in receivables	(1,385)	(370)
	(Increase) in inventories	(30)	(189)
	(Increase) in prepayment and other assets	(87)	(69)
	Increase in creditors	811	1,007
	Increase in provisions	2,597	939
	Increase in other liabilities	630	548

	Total Non-Cash Movements	3,508	4,170

	Cash Flows from Operating Activities	8,893	9,011

	Being cash flows of non-financial institutions as per:
	Cash Flow Statement	8,833	9,133
	Dividends from Public Financial Corporations	(10)	(11)
	Interest capitalised	(20)	(20)
	Cash Flows of Public Financial Corporations refer Note 39(b)	90	(91)

		8,893	9,011

(b)	Cash Flows from Public Financial Corporations

	Cash Flows from Operating Activities
	Sales of goods and services	1,068	1,083
	Interest received	2,665	1,652
	Other receipts	10	8
	Employee expenses	(125)	(110)
	Supplies and services	(58)	(51)
	Borrowing costs paid	(2,213)	(1,785)
	Other payments	(1,257)	(888)

	Net Cash from Operating Activities	90	(91)

	Cash Flows from Investing Activities
	Proceeds from sale of investments	71,746	66,808
	Purchase of property, plant and equipment	(11)	(19)
	Purchase of investments	(79,514)	(70,436)

	Net Cash from Investing Activities	(7,779)	(3,647)

	Cash Flows from Financing Activities
	Proceeds from issue of Government securities	19,217	10,843
	Redemption of Government securities	(11,498)	(7,092)
	Dividends paid	(10)	(11)

	Net Cash from Financing Activities	7,709	3,740

	Net Cash Flows from Public Financial Corporations	20	2

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-48

Notes to the Financial Statements

39.	Cash Flows continued

(c)	Cash Flows Presented on a Net Basis

Cash flows arising from the following activities are presented on a net basis in the Cash Flow Statement:

-	loan advances to and redemptions from borrowing authorities;

-	receipt and withdrawal of client deposits; and

-	money market and other deposits.

40.	Investments Accounted for using the Equity Method

Investments in the following unlisted associated and joint venture entities are recognised at amounts in excess of $1 million in the accounts of the relevant public sector entity:

Name of Entity	Principal Activity		Ownership Interest		Equity Accounted Amount
			2007	2006	2007	2006
			%	%	$M	$M
Dumaresq-Barwon Border Rivers Commission	Water management	(i)	50	50	36	30

Little Stanley Street Retail Joint Venture	Retail component of the Little Stanley Street development	(ii)	100	65	—	5

ElectraNet Pty Ltd	Electricity transmission	(iii)	41	41	25	23

QInvest Limited	Dealer in securities and financial planning advice	(iv)	50	50	1	1

Gold Coast Motor Events Co.	Staging car racing events on the Gold Coast	(v)	50	50	2	2

ARG Risk Management Limited	Insurance	(vi)	50	50	3	3

					67	64

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest in the joint commission.
(ii)	South Bank Corporation held a 65% interest in Little Stanley Street Retail Joint Venture entity. On 24 October 2006 the Corporation acquired the remaining 35% interest from the joint venture partner. This investment has been reclassified as a wholly owned investment property. The investment was accounted for using the equity method for the period 1 July to 24 October 2006.
(iii)	Powerlink Queensland holds a 41.11% interest in ElectraNet Pty Ltd (trading as ElectraNet SA), being an electricity transmission services provider in South Australia.
(iv)	Queensland Investment Corporation holds a 50% interest in QInvest Limited, being a licensed dealer in securities, providing financial planning advice and acting as responsible entity for the QInvest Investment Access Funds.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-49

Notes to the Financial Statements

40.	Investments Accounted for using the Equity Method continued

(v)	Gold Coast Events Co. Pty Ltd holds 50% interest in Gold Coast Motor Events Co. It is a partnership which stages the Open Wheel Racing Series and V8 Supercar series events on the Gold Coast.

(vi)	QRNational West Pty Ltd (100% subsidiary of QR) has a 50% ownership interest in ARG Risk Management Limited, being a captive insurance company incorporated in Bermuda to assist with ARG’s insurance needs.

	2007 $M	2006 $M
Movements in Carrying Amount of Equity Accounted Investments:

Carrying amount at beginning of the financial year	64	65
Share of net loss	(4)	(3)
Revaluation of assets	14	1
Changes in holdings	(7)	1

Carrying amount at end of the financial year	67	64

Share of Commitments of Equity Accounted Investments:

Capital and lease commitments:	6	6

41.	Investments in Entities that are not Controlled or Associated

Investments held by the Government that are not in respect of controlled or associated entities with a carrying amount greater than $1 million follow:

Name of Entity	Principal Activity	Ownership Interest		Carrying Amount
		2007	2006	2007	2006
		%	%	$M	$M
Unlisted
BAC Holdings Pty Ltd (i)	Airport management	38	38	640	449

South East Queensland	Bulk water
Water Corporation Pty Ltd	storage	20	20	39	39

				679	488

(i)	The nature of the investment in BAC Holdings Pty Ltd, including distribution of voting rights, dividend entitlements and board representation, is such that the corporation is neither a subsidiary nor an associate.

42.	Interest in Joint Ventures

CS Energy Ltd

Callide Energy Pty Ltd, a wholly owned subsidiary of CS Energy Ltd, holds a 50% interest in the Callide Power Project Joint Venture with IG Power (Callide) Ltd whose principal activity is the generation of electricity.

CS Energy Ltd holds a 50% participating interest in the Kogan North Joint Venture, a gas development joint venture with Australian CBM Pty Ltd.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-50

Notes to the Financial Statements

42.	Interest in Joint Ventures continued

CS Energy Ltd continued

CS Energy has a 7.5% participating interest in the Stratheden Joint Venture, a gas development joint venture with Metgasco Limited.

The value of the joint venture assets included in the Balance Sheet at 30 June 2007 is $408 million (2006, $403 million).

Tarong Energy Corporation Limited

Tarong Energy Corporation Limited holds a 20% (2006, 21%) interest in the Private Forestry Plantation Joint Venture. The principal activity is the commercial production of timber from plantations.

TN Power Pty Ltd (a subsidiary of Tarong Energy Corporation) and TM Energy (Australia) Pty Ltd each hold a 50% interest in the TN Power unincorporated Joint Venture whose principal activity is the generation of electricity.

On 8 June 2005, the Centre for Low Emission Technology Joint Venture was established. Tarong Energy Corporation will ultimately hold a 7.7% interest in this Joint Venture whose principal activity is to facilitate research and other activities directed towards the generation of electricity from coal with lower greenhouse gas emissions.

The value of the joint venture assets included in the Balance Sheet at 30 June 2007 is $158 million (2006, $199 million).

Queensland Power Trading Corporation (Enertrade)

Enertrade, as parent entity, holds 100% (2006, 100%) interest in the North Queensland Gas Pipeline Joint Venture whose principal activity is the construction and operation of a gas pipeline between Moranbah and Townsville.

The Joint Venture’s operating costs of $4 million (2006, $4 million) are reflected in the Income Statement for the year ended 30 June 2007. The value of the joint venture assets included in the Balance Sheet at 30 June 2007 is $157 million (2006, $156 million). Capital commitments relating to the North Queensland Gas Pipeline Joint Venture are disclosed in Note 44.

Stanwell Corporation Ltd

The group has a 50% (2006, 50%) interest in the Emu Downs Wind Farm Project whose principal activity is the operation of a wind farm in Western Australia.

The value of the joint venture assets included in the Balance Sheet at 30 June 2007 is $74 million (2006, $47 million). Capital commitments relating to the Emu Downs Joint Venture are disclosed in Note 44.

Department of Housing

The Department of Housing holds a 54% interest (2006, 54%) in a joint venture operation with Queensland University of Technology to develop the Kelvin Grove Urban Village. Each party to the joint venture owns and develops its own land but contributes to the cost of shared infrastructure and other project common works.

The land and development costs included in the Balance Sheet at 30 June 2007 total $15 million (2006, $28 million).

QR

QR has an interest in the CityTrans joint venture operation with Brisbane City Council. The principal activity is to plan and develop commercially sustainable integrated public and event transport options on behalf of Translink.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-51

Notes to the Financial Statements

42.	Interest in Joint Ventures continued

QR continued

QRNational West Pty Ltd, a wholly owned subsidiary of QR, holds a 50% interest in the ARG Risk Management Limited joint venture entity, which is a captive insurance company incorporated in Bermuda to assist with ARG’s insurance needs. Refer to Note 40 for further details.

In 2007, QR acquired a 20% interest in the Surat Basin Rail Project, together with four other participating entities. The purpose of this joint venture is the development of an open access multi-user rail freight corridor between Toowoomba and Gladstone. QR’s share of the net assets of the Joint Venture is $90 million.

QR has interests in a number of smaller joint ventures for transport related works. Further details of these ventures are set out in the annual report of QR.

The Council of the Queensland Institute of Medical Research (QIMR)

QIMR holds 24.5% (2006, 24.5%) of the issued capital of Q-Pharm Pty Limited, being a Phase 1 Clinical Trial company joint venture.

QIMR has contractual arrangements with a number of other incorporated and unincorporated joint ventures. Details of the joint venture partners can be obtained from the annual report of QIMR.

South Bank Corporation

At the start of the year, South Bank Corporation held a 65% interest in the Little Stanley Street Retail Joint Venture entity. On 24 October 2006 the corporation acquired the remaining 35% interest in the development from the joint venture partner. This investment has therefore been reclassified as a wholly owned investment property.

Queensland Transport

Queensland Transport holds a 50% interest in Personalised Plates Queensland. The joint venture facilitates the management, operational and marketing aspects of personalised number plate sales. The department recognised net revenue of $13 million from these operations (2006, $10 million). Additional details can be obtained from the Department’s annual report.

Other

Joint ventures that contribute less than $2 million in net assets and/or net revenues to the Balance Sheet or Income Statement include:

-	Forestry Plantations Queensland holds an interest in various joint ventures relating to private forestry plantations and seed orchards.

-	The Department of Natural Resources and Water is a party to the Public Sector Mapping Venture to create and facilitate access to national spatial datasets for both governmental and commercial use.

-	The Department of Natural Resources and Water, and HEMA Maps Pty Ltd each hold a 50% interest in a joint venture operation to produce, promote, distribute and sell maps from the Sunmap Regional Map series.

-	The Department of Natural Resources and Water has entered into joint ventures with private sector entities and local councils to enable better co-ordination of resources and digital orthophoto production and distribution.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-52

Notes to the Financial Statements

42.	Interest in Joint Ventures continued

Other continued

-	The Department of Health previously had a 50% interest in a joint venture operation with the University of Queensland for the operation of a magnetic resonance imaging (MRI) facility. In accordance with the agreement, this joint venture has been completed at 2 January 2007 and the related MRI is no longer in operation.

-	Queensland Investment Corporation holds a 50% interest in the Innovis Investment Partners Australia Limited Partnership, and the Innovis Investment Partners LLC (resident in the USA), the principal activities of which are funds management.

43.	Public Private Partnerships

Queensland Health

Queensland Health has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of between 15 and 25 years, ownership of these facilities will pass to Queensland Health.

Arrangements are in operation at the following locations as at 30 June 2007:

-	Butterfield Street car park (commenced January 1998);

-	Bramston Terrace car park (commenced November 1998);

-	Central Energy facility (commenced February 1999);

-	Noosa Hospital and Specialist Centre (commenced September 1999);

-	The Prince Charles Hospital car park (commenced November 2000);

-	Townsville Hospital Support Facilities Building and Walkway (commenced April 2002);

-	Townsville Childcare Centre (commenced September 2004); and

-	The Prince Charles Hospital Childcare Centre (commenced April 2007).

To date, no rights or obligations relating to these facilities have been recognised by Queensland Health, other than those associated with land rental and the provision of various services under the agreements.

Queensland Health also has entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, ownership of these facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, the facilities are not recognised as assets.

Collocation arrangements are in operation at the following locations as at 30 June 2007:

-	Caboolture Private Hospital (commenced September 1997);

-	Redlands Private Hospital (commenced August 1999); and

-	Holy Spirit Northside Private Hospital (commenced July 2001).

Department of Transport

The Brisbane Airport Rail Link (BARL) is a public rail transport system developed by Airtrain Citylink Limited (Airtrain) to link Brisbane Airport to the existing QR network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL, and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL to the Government at no cost to the State.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-53

Notes to the Financial Statements

43.	Public Private Partnerships continued

Department of Education, Training and the Arts

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, operate, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on Departmental land. The arrangement will involve the refurbishment or demolition of existing buildings and the development of new buildings.

At the completion of the construction period during 2008-09, the property will be leased to Axiom. The State will sub-lease from Axiom and will pay an abatable, undissected service payment to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration.

The land on which the facility is constructed is owned by the department and is recognised as an asset of the department. The construction and leasing of the precinct constitutes a finance lease and the department will progressively recognise the buildings as leased assets as they become available.

Caboolture co-location agreement - the department entered into a Shared Use Agreement with Queensland University of Technology (QUT) in 2006 to develop a new campus at Caboolture. The agreement makes provision for QUT to contribute approximately 50% of the construction cost and in return has the right to use and occupy facilities at the campus for a period of 20 years.

Further information may be obtained from the individual financial reports of the relevant agencies.

	2007	2006
	$M	$M
Estimated Cash Flows for Public Private Partnerships
Inflows
Not later than 1 year	—	—
Later than 1 year but not later than 5 years	5	4
Later than 5 years but not later than 10 years	2	2
Later than 10 years	5	5

	12	11

Outflows
Not later than 1 year	(53)	(28)
Later than 1 year but not later than 5 years	(211)	(191)
Later than 5 years but not later than 10 years	(255)	(244)
Later than 10 years	(407)	(452)

	(926)	(915)

Estimated Net Cash Flow	(914)	(904)

44.	Expenditure Commitments

As at 30 June 2007, State Government entities had entered into the following capital and non-capital expenditure commitments, lease commitments and grant and subsidy commitments with non-public sector entities.

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Balance Sheet.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-54

Notes to the Financial Statements

44.	Expenditure Commitments continued

Capital Expenditure Commitments

Material classes of capital expenditure commitments inclusive of anticipated GST, contracted for at reporting date but not recognised in the accounts are payable as follows:

	2007	2006
	$M	$M
Not later than 1 year	6,120	3,540
Later than 1 year but not later than 5 years	2,696	1,522
Later than 5 years	109	97

	8,925	5,159

Non-Capital Expenditure Commitments

Power Purchase Agreements (PPAs)

Not later than 1 year	187	229
Later than 1 year but not later than 5 years	763	837
Later than 5 years	1,576	1,760

	2,526	2,826

Queensland Power Trading Corporation’s commitments include ‘take or pay’ and minimum take commitments as well as an estimate of the impact of escalation over the remaining terms of the commitment.

Other Agreements

Not later than 1 year	920	800
Later than 1 year but not later than 5 years	923	878
Later than 5 years	555	374

	2,398	2,052

Operating Lease Commitments

Not later than 1 year	308	258
Later than 1 year but not later than 5 years	658	564
Later than 5 years	192	120

	1,158	942

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined.

No renewal or purchase options exist in relation to operating leases and no operating leases contain restrictions on financing or other leasing activities.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-55

Notes to the Financial Statements

44.	Expenditure Commitments continued

		2007	2006
		$M	$M
	Finance Lease Commitments

	Not later than 1 year	5	—
	Later than 1 year but not later than 5 years	29	1
	Later than 5 years	150	15

	Total minimum lease payments	184	16
	Future finance charges	(129)	(6)

	Total lease liabilities	55	10

	Current lease liabilities (refer Note 35)	—	—
	Non-current lease liabilities (refer Note 35)	55	10

		55	10

Finance leases are entered into as a means of funding the acquisition of certain plant and equipment. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

	Grant and Subsidy Commitments

	Not later than 1 year	1,611	1,405
	Later than 1 year but not later than 5 years	2,009	1,771
	Later than 5 years	450	640

		4,070	3,816

45.	Cash and Other Assets Held in Trust

	Various monies were held in trust by State Government agencies at 30 June 2007 and are not included as assets/liabilities in the Balance Sheet. A summary follows of entities holding assets in trust:

	Queensland Investment Corporation	34,117	25,402
	The Public Trustee of Queensland	1,668	1,528
	Queensland Treasury Corporation	278	358
	Treasury Department	19	14
	Other	150	138

		36,232	27,440

46.	Contingent Assets and Liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

-	There is a possible asset or an obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

-	There is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation, or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a whole-of-Government perspective. Reference should be made to individual agency financial reports for additional information.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-56

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Liabilities – Quantifiable

	2007	2006
	$M	$M
Nature of Contingency

Guarantees and indemnities	6,215	6,083
QTC – stock loans	1,186	666
Other	45	54

	7,446	6,803

Guarantees

These mainly comprise guarantees by the State including in respect of borrowings by local governments from the Queensland Treasury Corporation of $2.931 billion (2006, $2.717 billion) and in respect of insurance policies issued by Suncorp Life and Suncorp-Metway Limited of $2.676 billion (2006, $2.532 billion).

Guarantees of $200 million (2006, $343 million) were also provided by the Queensland Treasury Corporation relating to the trading activities in the national electricity market of subsidiaries of Ergon Energy Corporation Limited, a Queensland Government-owned corporation.

Queensland Treasury Corporation (QTC) - Stock Loans

In support of an active trading and pricing market for QTC stock, the Corporation lends stock to various financial institutions on the basis that such loans form part of QTC’s total exposure to the institution concerned.

The Corporation’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements such as credit limits, cash securities or lodgement of collateral securities. In the event that the financial institutions holding QTC stock default on their repayment obligations, QTC would be required to enter the market and borrow further amounts to cover the default. The risk of this eventuality is considered to be low.

Other

As at 30 June 2007, there are 16 cases (2006, 13 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $4 million (2006, $4 million).

The redevelopment of Suncorp Stadium included a number of infrastructure projects and redevelopment works external to the Stadium. Works amounting to some $36 million (2006, $28 million) have been identified which may need to be transferred to parties external to the State for nil consideration.

Contingent Liabilities - Not Quantifiable

Legal Proceedings and Disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth) . The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-57

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Liabilities – Not Quantifiable continued

Native Title continued

It is possible that the Government may face future litigation and liability in respect of these and other claims. However, given the subjectivity of the issue, it is inappropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Securities, Warranties and Guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

WorkCover

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Queensland Investment Corporation

The Queensland Investment Corporation, in its capacity as trustee is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by the corporation in a trustee capacity totalled $34.735 billion at 30 June 2007 (2006, $25.985 billion).

Cross Border Lease Transactions

The Queensland Treasury Corporation has assumed responsibility for a significant portion of the transaction risk relating to a number of cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, the Corporation has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that the Corporation will be required to make a significant payment under these guarantees and indemnities.

Tarong North Power Station

The Queensland Treasury Corporation has provided a guarantee of certain payment obligations and an irrevocable put option for an additional 50% of the power station exercisable by the option holder under certain circumstances to support the 50% sale of Tarong North Power Station by the Tarong Electricity Corporation Limited.

Contaminated Land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-58

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Liabilities – Not Quantifiable continued

Financial Assurance Liability Gap for Mining Projects

Financial assurances are required when mining projects are undertaken to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation, or for remediation of disturbed land or to secure compliance with the licence. The current financial assurance system provides for a discount based on past environmental performance. This has resulted in a gap in the financial assurances held by the State and the potential liability should a miner default.

The contingent liability would only be recognised as an actual liability in the event that the miner defaults on the conditions of the licence and the State holds insufficient financial assurance to cover the rehabilitation that the State considers necessary. Since January 2001, it has been necessary to call upon only a minor amount of the financial assurances held to undertake rehabilitation. It is therefore not considered practical to estimate the financial effect of these contingent liabilities.

In the event of default it is likely the Government would attempt to pursue legal action to obtain a Court Order requiring miners, companies and/or directors to carry out rehabilitation as required under the provisions of the licence. Where such action is not successful, the State may perform the work using financial authority funds held and attempt to instigate litigation in an effort to recover any additional costs of the rehabilitation. It is recognised that the State would face potentially significant obstacles recovering monies from persons who are insolvent.

Rehabilitation of Abandoned Mine Sites

The State has a responsibility to rehabilitate abandoned mine sites. At reporting date it is not possible to determine the extent or timing of any potential financial effect that this responsibility may have.

Cost of Greenhouse Gas Emission Permits

In June 2007, the Prime Minister announced that the Australian Government would introduce a ‘cap and trade’ emissions trading scheme. All States and Territories have also committed, in principle, to the introduction of emissions trading. A domestic emission trading scheme will most likely be commenced in 2011 or 2012.

A requirement to hold permits to cover greenhouse gas emissions may impact on the operations of a number of State commercial entities, principally the electricity generation corporations, QR and Forestry Plantations Queensland (FPQ). FPQ may earn credits from carbon dioxide offsets. However, the direct impact of an emission trading scheme on these enterprises will depend on the final design of the scheme especially permit allocation methods, caps and targets, industry coverage and offset arrangements.

Compensation for Infrastructure on Expired Leases

The State issues leases or permits which allow activity such as grazing, tourist resorts, etc. to occur on parks and forestry estates. On the expiry of the lease or permit, the State may be required to pay compensation to the lessee for improvements made to the property over the duration of the lease. The amount of this liability is not quantifiable, and it is not expected that it will be known until the expiration of the lease or permit. Leases progressively expire until the year 2045. Some leases will be reissued depending on the use and tenure of the land involved.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-59

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Assets - Quantifiable

Guarantees

The Department of Mines and Energy holds bank guarantees of $1.85 billion (2006, $1.028 billion), which represents the maximum value the department is potentially entitled to under the conditions of current mining leases.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $449 million (2006, $447 million).

The Department of State Development holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants and other financial support provided to public sector proponents totalling $127 million (2006, $146 million).

The QR Group holds bank and insurance company guarantees of $322 million (2006, $427 million).

The Department of Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $100 million (2006, $60 million).

ENERGEX Limited holds bank guarantees totalling $37 million from customers relating to subdivision works and the construction of capital assets for those customers (2006, $29 million). The sale of development rights by a subsidiary may result in revenue of up to $5.5 million.

The Department of Health holds bank guarantees and undertakings from third parties totalling $29 million (2006, $7 million).

The Department of Emergency Services holds a bank guarantee on behalf of a supplier as a delivery guarantee totalling $19 million (2006, $12 million).

The Environmental Protection Agency holds bank guarantees totalling $18 million as a financial assurance on mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation, or for remediation of disturbed land or to secure compliance with a licence.

Ergon Energy Corporation Ltd holds bank guarantees from customers totalling $21 million (2006, $14 million) relating to the construction of capital assets for energy customers.

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government if the company and related trust are wound up. A mortgage agreement over the company’s property at Salisbury has been entered into, to reflect the contingent asset.

Contingent Assets – Not Quantifiable

Long Term Community Housing Program and Crisis Accommodation Program

The State’s long term community housing and crisis accommodation programs aim to provide grants to assist communities to provide locally managed long-term affordable rental housing for low income earners whose housing needs cannot be met by other housing options. Legal title to dwellings funded under this program is in the name of the respective local governments or other associations. Should a local government or other association sell such a property or use it for another purpose, the Government becomes legally entitled to the payment of compensation.

At 30 June 2007, the Government has been advised that no properties (2006, 20 properties) will be returned under this program.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-60

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Assets – Not Quantifiable continued

FAI General Insurance Company Limited Monies

On 15 March 2001 FAI General Insurance Company Limited was placed into provisional liquidation. The Nominal Defendant has by law become entitled to monies arising from Reinsurance Treaties held by FAI General Insurance Company Limited. While there has been no diminution in the legal standing of the Nominal Defendant to these reinsurance monies, it has been recognised that the actual receipt of these funds may be protracted. As a consequence, and out of prudence, it has been decided not to recognise these monies as a current receivable.

47.	Post Balance Date Events

Cairns Port Authority

Agreement has been reached with a contractor for the construction component of the domestic terminal redevelopment at the Cairns airport valued at $135 million.

Tarong Energy Corporation Ltd

On 10 September 2007, Tarong Energy Corporation Ltd announced that the Kunioon resource had been approved by the Queensland Government as the new fuel supply source for the Tarong and Tarong North Power Stations.

Treasury Department

On 1 July 2007, the assets and liabilities of the Government Superannuation Office were transferred to QSuper Limited.

Queensland Water Commission Institutional Arrangements

On 4 September 2007, the Deputy Premier, Treasurer and Minister for Infrastructure announced that the Government had finalised the model for the institutional reform of water supply in South East Queensland after consultation with key stakeholders. Under the approved model bulk water supply, manufactured water and major water transportation infrastructure will be the responsibility of the State Government and the required asset transfers commence on 1 January 2008.

48.	Defeased Cross Border Leases

In prior years, the State has entered into a number of cross border leases in conjunction with Queensland Treasury Corporation. In accordance with AASB 117 Leases , the leases are treated as finance leases, the leased assets being amortised over the estimated useful lives of the assets. The entities which have entered into this type of arrangement are detailed below:

The Stanwell power station is subject to cross border leases that were entered into in 1995. There is no lease liability as future lease payments were prepaid at the commencement of the lease.

In the 2000-01 financial year, the Queensland Electricity Transmission Corporation Limited, trading as Powerlink Queensland, entered into a structured financing arrangement involving the sale and subsequent lease-back of certain assets. The arrangement, which is a USA cross border lease, represents the sale/lease-back of Powerlink Queensland’s regulated transmission assets, with the date of expiry being 2 January 2027.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-61

Notes to the Financial Statements

48.	Defeased Cross Border Leases continued

In the past, QR has entered into a series of structured financing arrangements involving the sale and subsequent lease-back of assets. QR accounts for cross border leases on a basis that reflects the substance of the transactions, being to record a leased asset and to only recognise in the accounts the resulting changes in cash flows. Where it is necessary under the cross border lease provisions to substitute existing owned assets for damaged or disposed leased assets or to terminate part or all of a lease and there is a difference between the value of the owned asset and the acquisition or termination cost of the leased asset, QR nets this amount off in the Income Statement to ensure the leased asset is recorded at fair value.

49.	Additional Financial Instruments Disclosure

Financial Risk Management

The State’s activities expose it to a variety of financial risks, such as market risk (including interest rate risk, foreign currency risk and price risk), credit risk and liquidity risk. The State’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects. The State uses certain derivative instruments such as forward exchange contracts and cross currency swaps to hedge risk exposures.

Risk management strategies specific to particular items recognised in the State’s consolidated financial statements are included in the accounting policies relating to that item.

Derivative Financial Instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposures to movements in interest rates, foreign currency exchange rates and commodity prices. They may be used to hedge exposure to fluctuations in anticipated commitments, putting in place either long term floating rate funding or long term fixed rate funding.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, the State adjusts the initial measurement of the component recognised in the Balance Sheet by the amount deferred in equity.

For the year ended 30 June 2007, there were:

-	net losses deferred to equity totalling $2.127 billion at 30 June 2007;

-	net gains of $68 million removed from equity and reclassified to the Income Statement as a result of ineffective hedges ($5 million gain), net loss on sale of cash flow hedges ($43 million) and discontinued operations ($106 million); and

-	$ 11 million was removed from equity and transferred to the cost of components.

Interest Rate Risk

A number of State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In most instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate borrowings at rates that are lower than those available if short term borrowings were utilised.

Forward rate agreements are used to lock in a guaranteed return on known cash flows, as and when they fall due, or to manage the duration of a particular pool or fund. Futures contracts are used primarily for the same purpose as forward rate agreements. These contracts have little credit risk, as the counterparties are organised exchanges.

The Government’s exposure at 30 June 2007 to interest rate risk and the effective interest rates of financial assets and financial liabilities are shown in the following table. All assets and liabilities are shown by the earlier of maturity or contractual repricing dates. Assets and liabilities, including net derivatives are shown at their carrying value.

The weighted average effective interest rate was the rate effective at 30 June 2007.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-62

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure continued

As at 30 June 2007 Contractual Repricing/Maturity Date

	Floating Interest Rate	1 Year or Less	1 to 5 Years	Over 5 Years	Non- Interest Bearing	Total	Weighted Average Rate
	$M	$M	$M	$M	$M	$M	%
Financial Assets
Cash	1,162	—	—	—	—	1,162	N/A
Receivables	—	—	—	—	8,643	8,643	N/A
Commercial loans	—	5	1	—	—	6	6.76
Deposits	749	—	—	—	—	749	6.35
Floating rate notes	2,980	—	—	—	—	2,980	6.63
Securities	—	9,704	1,309	796	—	11,809	6.48
QIC investments (a)	—	—	—	—	29,611	29,611	N/A
Shares	—	—	—	—	716	716	N/A
Other	—	408	496	—	263	1,167	N/A

	4,891	10,117	1,806	796	39,233	56,843

Financial Liabilities
Australia
Payables	—	—	—	—	6,472	6,472	N/A
Deposits	3,032	—	—	—	—	3,032	N/A
State/Commonwealth debt	—	15	82	408	—	505	4.43
Treasury notes	—	375	—	—	—	375	N/A
Bonds	—	2,543	11,876	5,383	—	19,802	6.60
Finance leases	—	—	9	47	—	56	6.30
Other	—	1	1	—	254	256	N/A
Overseas
Commercial paper	—	219	—	—	—	219	4.95
Bonds	—	1,981	5,718	3,834	—	11,533	6.64
Medium term notes	—	60	74	34	—	168	6.83

	3,032	5,194	17,760	9,706	6,726	42,418	N/A

Derivatives - net Liabilities	—	1,905	875	—	—	2,780	N/A

Net Financial Assets	1,859	3,018	(16,829)	(8,910)	32,507	11,645

Net Financial Assets of discontinued operations	—	(4)	—	—	(5)	(9)	N/A

Net Financial Assets (excl discontinued operations)	1,859	3,022	(16,829)	(8,910)	32,512	11,654

N/A - not applicable

(a)	QIC investments

As at 30 June 2007, QIC investments were allocated over the following categories:

$M
Cash	2,369
Fixed interest	9,526
Australian equities	6,183
International equities	6,332
Property	3,939
Other	1,262

29,611

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-63

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure continued

As at 30 June 2006 Contractual Repricing/Maturity Date

	Floating Interest Rate	1 Year or Less	1 to 5 Years	Over 5 Years	Non- Interest Bearing	Total	Weighted Average Rate
	$M	$M	$M	$M	$M	$M	%
Financial Assets
Cash	805	—	—	—	—	805	N/A
Receivables	—	—	—	—	7,778	7,778	N/A
Commercial loans	—	2	5	—	—	7	7.03
Deposits	1,543	—	—	—	—	1,543	5.83
Floating rate notes	2,775	—	—	—	—	2,775	6.15
Securities	—	5,682	1,503	1,195	—	8,380	5.96
QIC investments (a)	—	—	—	—	25,163	25,163	N/A
Shares	—	—	—	—	489	489	N/A
Other	8	245	832	—	244	1,329	N/A

	5,131	5,929	2,340	1,195	33,674	48,269

Financial Liabilities
Australia
Payables	—	—	—	—	5,739	5,739	N/A
Deposits	3,127	—	—	—	—	3,127	N/A
State/Commonwealth debt	—	14	59	399	—	472	4.59
Bonds	—	286	10,992	4,022	—	15,300	5.94
Finance leases	—	—	—	8	2	10	5.86
Other	—	—	1	4	263	268	N/A
Overseas
Commercial paper	—	108	—	—	—	108	5.51
Bonds	—	—	7,035	4,116	—	11,151	6.00
Medium term notes	—	286	125	60	—	471	6.12

	3,127	694	18,212	8,609	6,004	36,646

Derivatives - net Liabilities	(49)	6,426	(6,072)	(404)	—	(99)	N/A

Net Financial Assets	2,053	(1,191)	(9,800)	(7,010)	27,670	11,722

Net Financial Assets of discontinued operations	162	—	—	—	(105)	57	N/A

Net Financial Assets (excl discontinued operations)	1,891	(1,191)	(9,800)	(7,010)	27,775	11,665

N/A - not applicable

(a)	QIC investments

As at 30 June 2006, QIC investments were allocated over the following categories:

$M
Cash	4,294
Fixed interest	4,904
Australian equities	5,699
International equities	5,997
Property	4,242
Other	27

25,163

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-64

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure continued

Foreign Exchange Risk

To effectively manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates, both forward exchange contracts and cross currency swaps are used. Offshore borrowings are required to provide access to additional sources of funding and to diversify risk exposure.

The following table summarises the outstanding hedging effect that cross currency swaps and forward exchange contracts have had on foreign currency borrowings and offshore investments based on the face value of derivatives, borrowings and offshore investments:

Currency	Borrowings		Offshore Investments		Swaps		Forwards		Net Exposure
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
USD	(140)	(108)	3	2	—	—	137	106	—	—
HKD	(32)	—	—	—	—	—	32	—	—	—
EUR	(22)	—	—	—	—	—	22	—	—	—
AUD	(11,810)	(11,554)	—	—	—	—	(181)	114	(11,991)	(11,440)
Other	(20)	—	—	—	—	—	—	—	(20)	—

To effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies or to hedge exposures in commodity prices, the State enters into forward exchange contracts, swaps and currency options. Cash flows are expected to occur at various dates up to 3 years.

Contracts outstanding at balance date are as follows:

Currency	Currency Option		Swaps		Forwards		Net Exposure
	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M
USD	—	—	177	138	6,061	1,962	6,238	2,100
YEN	—	—	—	—	1,406	361	1,406	361
HKD	—	—	—	—	1	—	1	—
GBP	—	—	—	—	1,515	270	1,515	270
EUR	—	117	—	—	1,867	1,067	1,867	1,184
NZD	—	—	—	—	1	—	1	—
Other	—	—	—	—	1,030	231	1,030	231

Price Risk

The State is exposed to commodity price risk resulting from changes in electricity and gas prices, diesel prices and other commodity prices. Appropriate swaps, futures, options and forward exchange contracts are used to manage this risk.

Liquidity Risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding facilities exists to manage this situation.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-65

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure continued

Credit Exposure

Credit risk exposure represents the potential loss that would be recognised if all counterparties failed to perform as contracted. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies. Exposure to credit risk is managed through regular analysis of the ability of borrowers, potential borrowers and financial market counterparties with respect to derivative instruments to meet interest and capital repayment obligations and by changing lending limits. Where appropriate, collateral is obtained in the form of rights to securities or guarantees are provided.

The State’s credit risk on recognised financial assets, excluding derivatives, is the carrying amount of these assets in the Balance Sheet. This is equal to the market value of investments at balance date.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value at risk methodology’ which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

Credit risk exposures that are related to derivative financial instruments (other than electricity related derivatives) are as follows:

	2007	2006
	$M	$M
Derivative Exposure
Interest rate swaps	455	394
Forward rate agreements	—	2
Forward exchange contracts	15	5
Credit derivatives	367	270

Exposure to credit risk on electricity derivatives is equal to the fair value of contracts with a positive value, reduced by the effects of netting arrangements.

The Government limits exposure to individual counterparties by determining maximum credit exposure limits based on the counterparty’s rating and size of its Balance Sheet. The State’s largest holder of derivatives and investments is Queensland Treasury Corporation. Its counterparty exposure by rating is as follows:

Rating	Credit Exposure
	2007	2006
	%	%
AAA	39	40
AA+	8	8
AA	34	6
AA-	10	36
A+	6	7
A	3	3

Net Fair Value of Financial Instruments

The carrying amount of the State’s financial assets and liabilities equates to their net fair value.

The net fair value of financial assets and liabilities is determined as follows:

-	cash, deposits, receivables and payables approximate fair value;

-	the net fair value of other monetary financial assets and liabilities is based on market prices or has been determined by discounting expected future cash flows by the current interest rate for financial assets and liabilities with similar risk profiles; and

-	the net fair value of derivatives and other financial instruments not traded in an active market is determined using valuation techniques.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-66

Notes to the Financial Statements

50.	Retirement Benefit Obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

-	State Public Sector Superannuation Scheme (QSuper);

-	Parliamentary Contributory Superannuation Fund (Parliamentary Scheme) (transferred to QSuper on the 30 June 2007);

-	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1967 (Judges’ Scheme); and

-	Electricity Supply Industry Superannuation (QLD) Limited (ESI Super).

QSuper and Parliamentary and Judges’ Schemes

State public sector superannuation liabilities include defined benefit schemes for both current and former employees comprising the State Public Sector Superannuation Fund (QSuper). State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, are required to make employer contributions to the QSuper scheme. The “former” defined benefit superannuation liabilities in the Balance Sheet represent the unfunded liabilities of defined benefit members who have elected to leave the scheme. The liability grows due to investment earnings and additional entrants transferring from the defined benefit scheme.

QSuper and Parliamentary Superannuation schemes are assessed annually by the State Actuary and a full actuarial review is undertaken every three years. A full actuarial review of QSuper was completed as at 30 June 2004 and an actuarial valuation of the Parliamentary Scheme was undertaken as at 30 June 2005.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to Defined Contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contribution, $758 million (2006, $578 million).

The State is also responsible for ‘employer’ superannuation contributions to the Parliamentary Contributory Superannuation Fund and for the pension liability of the Judiciary.

Electricity Supply Industry Superannuation

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Electricity Supply Industry Superannuation (Qld) Limited (ESI Super). Members, after serving a qualifying period, are entitled to benefits from this scheme on retirement, resignation, retrenchment, disability or death.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employee contributions to the fund are based on various percentages of their gross salaries. The defined benefit account of this fund is closed to new members.

The most recent actuarial assessment of the fund, as at 1 July 2005, was carried out by Mr Shane Mather, F.I.A.A. of Sunsuper Financial Services Pty Ltd on 27 April 2006. The Actuary concluded that the value of assets of the Fund were adequate at 1 July 2005 and will remain adequate to meet the accrued liabilities of the Fund throughout the following three years. Due to excess plan assets over accrued liabilities, a superannuation asset has been recorded in the Balance Sheet (refer Note 27).

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-67

Notes to the Financial Statements

50.	Retirement Benefit Obligations continued

Retirement Benefit Obligations 2006-07

	$M	$M	$M	$M	$M	$M
	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Reconciliation of the Present Value of the Defined Benefit Obligation

Opening balance at 1 July 2006	25,493	21,350	2,653	398	185	907
Current service cost	989	913	—	20	8	48
Contributions by plan participants	263	249	—	—	1	13
Interest cost	1,662	1,217	366	24	11	44
Benefits paid (including contributions tax)	(1,360)	(842)	(460)	(9)	(12)	(37)
QSuper DC benefits paid from DB plan assets	64	64	—	—	—	—
Transfers to QSuper DC	—	(552)	552	—	—	—
Past service cost	7	—	—	—	—	7
Actuarial (gain)/loss	808	890	—	(24)	8	(66)
Transfer of Parliamentary Scheme	—	201	—	—	(201)	—

Closing balance at 30 June 2007	27,926	23,490	3,111	409	—	916

Present Value of the Obligation as at 30 June 2007 by Funding Policy

Present value of the obligation - wholly unfunded						3,520
Present value of the obligation - wholly/partly funded						24,406

						27,926

	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Reconciliation of the Fair Value of Plan Assets

Opening balance at 1 July 2006	7,946	6,832	—	—	54	1,060
Expected return on plan assets	532	460	—	—	4	68
Employer contributions	48	—	—	—	27	21
Contributions by plan participants	262	249	—	—	1	12
Benefits paid (including contributions tax)	(891)	(842)	—	—	(12)	(37)
QSuper DC benefits paid from DB plan assets	(395)	(395)	—	—	—	—
Actuarial gain/(loss)	536	453	—	—	4	79
Transfer of Parliamentary Scheme	—	78	—	—	(78)	—

Closing balance at 30 June 2007	8,038	6,835	—	—	—	1,203

QSuper and Parliamentary Scheme assets include those held within the relevant Trust Funds but exclude the assets held in Consolidated Fund in respect of these liabilities.

	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Reconciliation of Balance Sheet Liability/ (Asset)
Present value of the obligation	27,926	23,490	3,111	409	—	916
Past service cost not recognised in balance sheet	(1)	(1)	—	—		—
Fair value of plan assets	(8,037)	(6,834)	—	—	—	(1,203)

Liability/(Asset) recognised in Balance Sheet	19,888	16,655	3,111	409	—	(287)

	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Amounts recognised in Income Statement

Current service cost	989	913	—	20	8	48
Interest cost	1,662	1,217	366	24	11	44
Expected return on plan assets	(532)	(460)	—	—	(4)	(68)
Past service cost	8	—	—	—	1	7

Total amounts recognised in Income Statement	2,127	1,670	366	44	16	31

	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Amounts recognised in Statement of Changes in Equity
Opening cumulative amount of actuarial (gains) and losses	91	115	89	17	21	(151)
Net actuarial (gain)/loss recognised in year	282	437	—	(24)	4	(135)

Cumulative actuarial (gains)/losses recognised in the Statement of Changes in Equity	373	552	89	(7)	25	(286)

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-68

Notes to the Financial Statements

50.	Retirement Benefit Obligations continued

Plan Asset Allocations

State Public Sector Superannuation, Parliamentary Contributory Superannuation and ESI Super plans hold investments with the following asset allocations:

	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Equity	42%	N/A	N/A	N/A	55%
Debt instruments	41%	N/A	N/A	N/A	29%
Property	12%	N/A	N/A	N/A	11%
Other	5%	N/A	N/A	N/A	5%

Total	100%	N/A	N/A	N/A	100%

QSuper and Parliamentary Scheme assets include those held within the relevant Trust Funds (QSuper, Parliamentary Scheme) but exclude the assets held in Consolidated Fund in respect of these liabilities.

Both QSuper and Parliamentary schemes hold investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value plan assets.

The overall expected rates of return on QSuper and Parliamentary plan assets are based on the expected returns by asset class derived by the Queensland Investment Corporation, the strategic asset allocations and the expected levels of taxation applying to the QSuper and Parliamentary schemes overall.

	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
	$M	$M	$M	$M	$M	$M
Actual return on plan assets	983	827	N/A	N/A	10	146

Estimate of employer contributions to be paid in 2007-08	799	398	401	N/A	N/A	N/A

Principal actuarial assumptions at 30 June 2007

		QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Gross discount rate		6.30%	13.56%	6.30%	6.30%	N/A
Net discount rate (after allowance for investment taxation)		6.00%	13.56%	6.30%	6.30%	5.30%
Expected rates of return on plan assets (net of fees and taxes)		7.25%	N/A	N/A	7.25%	6.50%
Future inflationary salary increases		4.80%	N/A	6.30%	4.80%	4.50%
Expected CPI increases		3.30%	N/A	N/A	3.30%	N/A

Retirement Benefit Obligations 2005-06

	$M	$M	$M	$M	$M	$M
	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Reconciliation of the Present Value of the Defined Benefit Obligation

Opening balance at 1 July 2005	23,533	19,966	2,173	357	149	888
Current service cost	960	889	—	13	8	50
Contributions by plan participants	261	246	—	—	1	14
Interest cost	1,362	998	300	19	8	37
Benefits paid (including contributions tax)	(1,266)	(747)	(479)	(8)	(5)	(27)
QSuper DC benefits paid from DB plan assets	64	64	—	—	—	—
Transfers to QSuper DC	—	(570)	570	—	—	—
Past service cost	5	—	—	—	—	5
Actuarial (gain)/loss	574	504	89	17	24	(60)

Closing balance at 30 June 2006	25,493	21,350	2,653	398	185	907

						$M
Present Value of the Obligation as at 30 June 2006 by Funding Policy
Present value of the obligation - wholly unfunded						3,051
Present value of the obligation - wholly/partly funded						22,442

						25,493

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-69

Notes to the Financial Statements

50.	Retirement Benefit Obligations continued

	$M	$M	$M	$M	$M	$M
	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Reconciliation of the Fair Value of Plan Assets

Opening balance at 1 July 2005	7,775	6,838	—	—	36	901
Expected return on plan assets	548	481	—	—	4	63
Employer contributions	75	17	22	—	15	21
Contributions by plan participants	261	246	—	—	2	13
Benefits paid (including contributions tax)	(779)	(747)	—	—	(5)	(27)
QSuper DC Benefits paid by DB plan assets	(415)	(393)	(22)	—	—	—
Actuarial gain/(loss)	482	390	—	—	3	89

Closing balance at 30 June 2006	7,947	6,832	—	—	55	1,060

	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Reconciliation of Balance Sheet Liability/ (Asset)

Present value of the obligation	25,493	21,350	2,653	398	185	907
Past service cost not recognised in balance sheet	(1)	—	—	—	(1)	—
Fair value of plan assets	(7,946)	(6,832)	—	—	(54)	(1,060)

Liability/(Asset) recognised in balance sheet	17,546	14,518	2,653	398	130	(153)

	Total	QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Amounts recognised in Income Statement

Current service cost	960	889	—	13	8	50
Interest cost	1,362	998	300	19	8	37
Expected return on plan assets	(547)	(481)	—	—	(3)	(63)
Past service cost	6	—	—	—	1	5

Total amounts recognised in income statement	1,781	1,406	300	32	14	29

Plan Asset Allocations

State Public Sector Superannuation, Parliamentary Contributory Superannuation and ESI Super plans hold investments with the following asset allocations:
		QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Equity		51%	N/A	N/A	60%	58%
Debt		39%	N/A	N/A	32%	28%
Property		10%	N/A	N/A	8%	11%
Other		—	N/A	N/A	—	3%

Total		100%	N/A	N/A	100%	100%

Actual return on plan assets	1,271	1,114	—	—	6	151

		QSuper DB	Former DB	Judges	Parliamentary	ESI Super
Principal actuarial assumptions at 30 June 2006

Gross Discount rate		5.90%	11.88%	5.90%	5.90%	N/A
Net Discount rate (after allowance for investment taxation)		5.60%	11.88%	5.90%	5.90%	4.90%
Expected rates of return on plan assets (net of fees and taxes)		7.50%	N/A	N/A	7.50%	6.50%
Future inflationary salary increases		4.10%	N/A	6.10%	4.10%	4.50%
Expected CPI increases		3.10%	N/A	N/A	3.10%	N/A

		2007	2006	2005
		$M	$M	$M
Experience adjustments relating to liabilities
	QSuper DB	427	61	(301)
	Former DBt	—	89	(8)
	Judges	(10)	12	26
	Parliamentary	1	7	5
	ESI Super	54	56	(137)
Experience adjustments relating to assets
	QSuper DB	453	390	713
	Former DB	—	—	—
	Judges	—	—	—
	Parliamentary	4	3	3
	ESI Super	79	89	49

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-70

Notes to the Financial Statements

50.	Retirement Benefit Obligations continued

		2007	2006	2005
		$M	$M	$M
Present value of defined benefit obligation
	QSuper DB	23,491	21,350	19,966
	Former DB	3,111	2,653	2,173
	Judges	409	398	357
	Parliamentary	—	185	149
	ESI Super	916	907	888

Fair value of plan assets	QSuper DB	6,834	6,832	6,838
	Former DB	—	—	—
	Judges	—	—	—
	Parliamentary	—	54	36
	ESI Super	1,202	1,060	901

Surplus/(deficit)	QSuper DB	(16,655)	(14,518)	(13,128)
	Former DB	(3,111)	(2,653)	(2,173)
	Judges	(409)	(398)	(357)
	Parliamentary	—	(131)	(113)
	ESI Super	286	153	13

Information for years prior to 2005 is not available.

Employee Numbers

The number of full time equivalent employees at 30 June 2007 relating to the consolidated entities listed in Note 51 totalled 212,057 (2006, 202,922).

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-71

Notes to the Financial Statements

51.	Controlled Entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

-	net operating result in excess of $2 million; or

-	net assets in excess of $25 million.

However in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department, or if they are funded for the delivery of outputs.

When financial results are available in respect of non-material entities they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2007. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

General Government

Anti-Discrimination Commission

Australian Agricultural College Corporation

Board of the Queensland Museum

*	Queensland Museum Foundation Trust

Commission for Children and Young People and Child Guardian Crime and Misconduct Commission

Department of Aboriginal and Torres Strait Islander Policy (abolished as at 13/09/06)

Department of Child Safety

Department of Communities

Department of Corrective Services

*	Central and Northern Queensland Regional Parole Board

*	Queensland Parole Board

*	Southern Queensland Regional Parole Board

Department of Education, Training and the Arts (renamed as at 13/09/06)

*	Corporate Administration Agency

*	Corporate and Professional Services

Department of Emergency Services

Department of Employment and Industrial Relations (renamed as at 13/09/06)

Department of Employment and Training (abolished as at 13/09/06)

Department of Health

*	Queensland Health Shared Service Provider

Department of Housing

Department of Infrastructure (formerly The Coordinator-General, renamed as at 15/01/07)

*	City North Infrastructure Pty Ltd

*	Property Services Group

Department of Justice and Attorney-General

Department of Local Government, Planning, Sport and Recreation

Department of Main Roads

*	RoadTek

Department of Mines and Energy (renamed as at 13/09/06)

Department of Natural Resources and Water (renamed as at 13/09/06)

Department of Police

Department of the Premier and Cabinet

*	Queensland Events Corporation Pty Ltd

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-72

Notes to the Financial Statements

51.	Controlled Entities continued

Department of Primary Industries and Fisheries

*	Veterinary Surgeons Board of Queensland

Department of Public Works

*	CITEC

*	Goprint

*	Project Services

*	QBuild

*	QFleet

*	SDS

Department of State Development (renamed as at 15/01/07)

Department of Tourism, Fair Trading and Wine Industry Development

Department of Transport

Disability Services Queensland

Electoral Commission of Queensland

Environmental Protection Agency

Forestry Plantations Queensland Office

Health Quality and Complaints Commission

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

*	Queensland Library Foundation Inc

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Information Commissioner

Office of the Ombudsman

Office of the Public Service Commissioner

Prostitution Licensing Authority

QRAA

Queensland Art Gallery Board of Trustees

Queensland Audit Office

Queensland Building Services Authority

Queensland Future Growth Corporation

Queensland Performing Arts Trust

Queensland Studies Authority

Residential Tenancies Authority

Service Delivery and Performance Commission

South Bank Corporation

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism Queensland

Treasury Department

*	CorpTech

*	Queensland Treasury Holdings Pty Ltd

*	Shared Service Agency

Workers' Compensation Regulatory Authority (QComp)

Public Non-financial Corporations

Bundaberg Port Authority

Cairns Port Authority

Central Queensland Ports Authority

CS Energy Ltd

*	Aberdare Collieries Pty Ltd

*	Callide Energy Pty Ltd

*	CS Energy Kogan Creek Pty Ltd

*	CS Energy Mica Creek Pty Ltd

*	CS Kogan (Australia) Pty Ltd

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-73

Notes to the Financial Statements

51.	Controlled Entities continued

*	CS North West Pty Ltd

*	Kogan Creek Power Pty Ltd

*	Kogan Creek Power Station Pty Ltd (formerly CEPA (Kogan Creek) Holding Pty Ltd)

*	Manzillo Insurance (PCC) Ltd - Cell EnMach

*	SE CSE Pty Ltd

*	Swanbank Energy Pty Ltd

DBCT Holdings Pty Ltd

ENERGEX Ltd

*	Allgas Energy Pty Ltd (sold on 1/11/06)

*	Allgas Pipelines Holdings Pty Ltd (transferred from Allgas Energy Pty Ltd into Queensland Energy Services Team Pty Ltd on 31/10/06)

*	Allgas Pipelines Operations Pty Ltd (sold on 1/11/06)

*	Allgas Pipelines Pty Ltd (transferred from Allgas Energy Pty Ltd into Queensland Energy Services Team Pty Ltd on 31/10/06)

*	Allgas Toowoomba Pty Ltd (sold on 1/11/06)

*	Beak Industries Pty Ltd

*	Energy Holdings Ltd (transferred from Allgas Energy Pty Ltd into Queensland Energy Services Team Pty Ltd on 31/10/06)

*	Energy Impact Pty Ltd

*	Metering Dynamics Pty Ltd (transferred from Allgas Energy Pty Ltd into Queensland Energy Services Team Pty Ltd on 31/10/06)

*	Queensland Energy Services Team Pty Ltd

*	Queensland Gas Industries Pty Ltd (transferred from Allgas Energy Pty Ltd into Queensland Energy Services Team Pty Ltd on 31/10/06)

*	Service Essentials Pty Ltd

*	Sun Gas Retail Pty Ltd (incorporated on 10/08/06, sold on 1/02/07)

*	Sun Retail Pty Ltd (sold on 1/02/07)

*	Varnsdorf Pty Ltd

*	VH Energy Holdings Pty Ltd

*	VH Finance Pty Ltd

*	VH Operations Pty Ltd

Ergon Energy Corporation Limited

*	EA North Queensland Pty Ltd

*	Ergon Energy Gas Pty Ltd

*	Ergon Energy Queensland Pty Ltd

*	Ergon Energy Telecommunications Pty Ltd

*	Ergon Energy (Victoria) Pty Ltd

*	Northern Electricity Retail Corporation Pty Ltd

*	Powerdirect Australia Pty Ltd (formerly Ergon Energy Pty Ltd, sold on 1/03/07)

*	Australian Energy Ltd (sold on 1/03/07)

*	Australian Energy Services Pty Ltd (sold on 1/03/07)

*	Powerdirect Pty Ltd (sold on 1/03/07)

*	Powerdirect Utility Services Pty Ltd (formerly Ergon Energy Utility Services Pty Ltd, sold on 1/03/07)

*	Vantage Plus Utilities Trust (wound up 22/12/06)

Forestry Plantations Queensland

Gladstone Area Water Board

Gold Coast Events Co Pty Ltd (controlled entity of Department of Local Government, Planning, Sport and Recreation)

Golden Casket Lottery Corporation Ltd (sold on 29/06/07)

Mackay Port Authority

Major Sports Facilities Authority

Mount Isa Water Board

Port of Brisbane Corporation

*	Gateway Investments Corporation Pty Ltd

Ports Corporation of Queensland

*	Port Pilots Queensland Pty Ltd

Powerlink Queensland

*	Harold Street Holdings Pty Ltd

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-74

Notes to the Financial Statements

51.	Controlled Entities continued

*	Powerlink Transmission Services Pty Ltd

Queensland Lottery Corporation Pty Ltd (incorporated on 16/04/07, controlled entity of Queensland Treasury Holdings Pty Ltd)

Queensland Motorways Limited (controlled entity of Department of Main Roads)

*	Logan Motorway Company Ltd

*	Port Motorway Ltd

*	Queensland Motorways Management Pty Ltd

*	The Gateway Bridge Company Ltd

Queensland Power Trading Corporation (Enertrade)

*	Enertrade (NQ) Pipeline No 1 Pty Ltd

*	Enertrade (NQ) Pipeline No 2 Pty Ltd

*	Enertrade Pipeline Management Pty Ltd

*	The Green Energy Corporation Pty Ltd

QR

*	Heritage Train Company Pty Ltd (deregistered on 27/05/07)

*	Interail Australia Pty Ltd

*	National Logistics Alliance Pty Ltd

*	Betty Rees Group Pty Ltd

*	CRT Group Pty Ltd

*	CRT Rail Operations Pty Ltd

*	NHK Pty Ltd

*	Windfern Pty Ltd

*	On Track Insurance Pty Ltd

*	QRNational Holdings Pty Ltd

*	QRNational West Pty Ltd

*	Australian Railroad Group Employment Pty Ltd

*	Australian Western Railroad Pty Ltd

*	AWR Lease Co Pty Ltd

*	QR Surat Basin Pty Ltd

Queensland Water Infrastructure Pty Ltd (controlled entity of Department of Infrastructure)

South East Queensland (Gold Coast) Desalination Company Pty Ltd (controlled entity of Department of Infrastructure)

Southern Regional Water Pipeline Company Pty Ltd (controlled entity of Department of Infrastructure)

Stanwell Corporation Ltd

*	EDWF Holdings 1 Pty Ltd

*	Wind Portfolio Pty Ltd

*	ZeroGen Pty Ltd (sold on 16/03/07 to Department of the Premier and Cabinet)

SunWater

*	Burnett Water Pty Ltd

*	Eungella Water Pipeline Pty Ltd

*	North West Queensland Water Pipeline Pty Ltd

Tarong Energy Corporation Ltd

*	Glen Wilga Coal Pty Ltd (inactive)

*	Mt. Millar Wind Farm Pty Ltd

*	Starfish Hill Wind Farm Pty Ltd

*	Tarong Fuel Pty Ltd (inactive)

*	Tarong Renewable Energy Pty Ltd

*	TEC Coal Pty Ltd (inactive)

*	TN Power Pty Ltd

The Trustees of Parklands Gold Coast

Townsville Port Authority

Western Corridor Water Recycling Pty Ltd (controlled entity of Department of Infrastructure)

ZeroGen Pty Ltd (controlled entity of Department of the Premier and Cabinet)

Public Financial Corporations

Queensland Investment Corporation

*	Canberra Centre Investments Pty Ltd

*	Eastland Property Holdings Pty Ltd

*	Pacific Echo Pty Limited

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-75

Notes to the Financial Statements

51.	Controlled Entities continued

*	QBF No. 1 Pty Ltd

*	QBF No. 2 Pty Ltd

*	QIC Asia Real Estate Investments Pty Ltd

*	QIC Coomera Pty Ltd (formerly QIC Epping Road Pty Ltd)

*	QIC Developments Pty Ltd (formerly QIC Private Equity Pty Ltd)

*	QIC Helensvale Pty Ltd

*	QIC Hi Yield Pty Ltd

*	QIC Infrastructure Management Pty Ltd

*	QIC International Real Estate Investments Pty Ltd

*	QIC Logan Hyperdome Pty Ltd

*	QIC Merry Hill Pty Ltd

*	QIC North America Investments Pty Ltd

*	QIC North Asia Real Estate Investment Pty Ltd

*	QIC Office Pty Ltd

*	QIC Private Capital Pty Ltd (formerly QIC Property Funds Pty Ltd)

*	QIC Properties Pty Ltd

*	QIC Property Investments (Jersey) No. 1 Limited

*	QIC Property Investments (Jersey) No. 2 Limited

*	QIC Property Management Pty Ltd

*	QIC Real Estate Funds Pty Ltd

*	QIC Real Estate Pty Ltd

*	QIC Retail (No 2) Pty Ltd

*	QIC Retail Pty Ltd

*	QIC Ringwood Pty Ltd

*	QIC Robina Pty Ltd

*	QIC Toowoomba Pty Ltd

*	QIC (UK) Management Limited

*	QIC Westpoint Pty Ltd

*	QPC Investments No. 1 Pty Ltd (formerly Grand Central Toowoomba Pty Ltd)

*	Queensland BioCapital Funds Pty Ltd

*	Watergardens Pty Limited

Queensland Treasury Corporation

*	Sunshine Locos Pty Ltd

WorkCover Queensland

52.	Entities Not Consolidated

Queensland’s public universities and certain professional, occupational and primary producer marketing boards have not been included in the consolidated financial statements because they are not considered to be controlled by the State Government. Employee superannuation funds are similarly excluded.

Local governments are a separate sphere of government and their financial activities do not form part of these consolidated financial statements.

Latest available audited data was collected from 106 agencies (2006, 115 agencies) that are controlled by the State Government but are not considered material for whole-of-Government reporting purposes and are excluded from these financial statements.

Data for operating entities as at 30 June

	2007	2006
	$M	$M
Revenues	147	158
Expenses	140	144

Operating Result	7	14

Assets	224	269
Liabilities	51	59

Net Assets	173	210

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-76

Notes to the Financial Statements

53.	Discontinued operations

(a) Sale of Powerdirect businesses

On 26 April 2006 the Queensland Government announced a number of structural changes to enable the trade sale of Ergon Energy’s contestable retail businesses, certain elements of franchise electricity retail businesses and certain unregulated generation assets, referred to as the Powerdirect Sale Package.

The Powerdirect Sale Package was created via a restructuring of two existing Queensland Government-owned corporations, Ergon Energy Corporation Limited and ENERGEX Limited and the sale of shares in Powerdirect Australia Pty Ltd and Powerdirect Utility Services Pty Ltd.

The restructure of Energex’s operations amounted to a discontinued operation as defined in AASB 5 Non-current Assets Held for Sale and Discontinued Operations and is disclosed in (b) and (c) below.

The restructure of Ergon Energy occurred on 1 November 2006 and comprised:

-

the transfer of approximately 600,000 franchise customers, certain hedge contracts, environmental certificates and power purchase agreements from Powerdirect Australia Pty Ltd to Ergon Energy Queensland Pty Ltd, a newly created subsidiary of Ergon Energy Corporation Limited. These franchise customers continue to be serviced by Ergon Energy Queensland Pty Ltd; and

-

the transfer of approximately 390,000 customers, certain hedge contracts and environmental certificates from Sun Retail Pty Ltd (an ENERGEX subsidiary) to Powerdirect Australia Pty Ltd (included in consolidated sales revenue for the period 1 November 2006 to 28 February 2007).

The Powerdirect Sale Package was sold effective from 1 March 2007 for cash consideration of $1.226 billion resulting in a net gain on disposal for Ergon $1.011 billion (refer Note 13). This sale has not been disclosed as a part of a discontinued operation because Ergon’s retail business is continuing.

(b) Sale of Sun Retail Pty Ltd

Sun Retail is the major part of the former ENERGEX retail operations that were restructured as part of the Government’s energy sale process. As part of the sale process, 390,000 Sun Retail customers were transferred to Powerdirect Australia (refer (a) above) on 1 November 2006 and the natural gas operations transferred to Sun Gas Retail Pty Ltd on 1 December 2006 (refer to (c) below). The remaining Sun Retail business comprises some 833,000 domestic and light commercial electricity customers and hot water customers, approximately 7,500 commercial and industrial sites and some 55,000 LPG customers.

On 27 November 2006, the Queensland Government announced it had entered into a contract for the sale of the shares in Sun Retail Pty Ltd. Sun Retail was sold to Origin Energy Limited for $1.217 billion and completed on 1 February 2007.

(c) Sale of Sun Gas Retail Pty Ltd

On 27 November 2006, the Queensland Government announced it had entered into a contract for the sale of the shares in Sun Gas Retail Pty Ltd. Sun Gas Retail was sold to AGL Sales Pty Ltd for $71 million and completed on 1 February 2007.

Sun Gas Retail was separated out of the former natural gas retailing business of Sun Retail Pty Ltd on 1 December 2006 as part of the sale process (refer to (b) above). Sun Gas Retail comprised 70,000 industrial, commercial and residential natural gas customers in Queensland and northern New South Wales. In addition, Sun Gas Retail supplied natural gas to approximately 140 commercial and industrial customers in Victoria.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-77

Notes to the Financial Statements

53.	Discontinued operations continued

(c) Sale of Sun Gas Retail Pty Ltd continued

Financial information relating to the discontinued operations for the period to the date of disposal is set out in (f) below.

(d) Sale of Golden Casket Lottery Corporation

On 15 April 2007, the Queensland Government announced that it had entered into a $530 million agreement with Tattersall’s to manage Golden Casket and to operate lotteries. The transfer allows Tattersall’s to:

-	operate Golden Casket’s lottery business until 2072 (under exclusive licence until 2016); and

-	use the Golden Casket brand in Queensland.

The State will continue to receive lottery taxes under this arrangement totalling $201 million in 2007 (2006, $185 million).

(e) Sale of Wind Farm Assets

On 3 June 2007, the Queensland Government announced its intention to dispose of all wind farm related assets held by Government-owned corporations and initiated an active program to locate a buyer and complete the sale. The transaction is expected to be finalised by 31 December 2007. Accordingly, at 30 June all wind farm assets held by Tarong Energy Corporation Limited and Stanwell Corporation Limited were reclassified as being held for sale and are reported in this financial report as a discontinued operation. Additional information in relation to the sale is provided in these entities’ separate financial statements.

(f) Financial Performance information

		2007
		Energex Limited	Golden Casket	Wind Assets	Total
		$M	$M	$M	$M
Revenue		849	889	14	1,752
Depreciation		(3)	(16)	(7)	(26)
Other Expenses		(745)	(830)	(3)	(1,578)

Surplus/(Deficit)	(1)	101	43	4	148
Gain on sale of disposal group		1,374	407	—	1,781

Surplus/(Deficit) from discontinued operations	(1)	1,475	450	4	1,929

		2006
		Energex Limited	Golden Casket	Wind Assets	Total
		$M	$M	$M	$M
Revenue		1,528	830	15	2,373
Depreciation		(11)	(16)	(3)	(30)
Other Expenses		(1,423)	(782)	(2)	(2,207)

Surplus/(Deficit) from discontinued operations	(1)	94	32	10	136

(1)	The effect of Income Tax is excluded from the transactions disclosed as it is an inter-entity transaction within the State and is therefore eliminated.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-78

Notes to the Financial Statements

53.	Discontinued operations continued

(g) Carrying amounts of assets and liabilities

The carrying amounts of assets and liabilities held for sale as at 30 June 2007 are as follows:

		Energex Limited	Golden Casket	Wind Assets	Total
		$M	$M	$M	$M
Assets

Receivables		—	—	5	5
Property, plant and equipment		—	—	294	294
Other		—	—	19	19

Total assets of disposal group		—	—	318	318

Liabilities
Payables		—	—	10	10
Other		—	—	76	76

Total liabilities of disposal group	(1)	—	—	86	86

Net Assets		—	—	232	232

The carrying amounts of assets and liabilities held for sale as at 30 June 2006 are as follows:

		Energex Limited	Golden Casket	Wind Assets	Total
		$M	$M	$M	$M
Assets

Receivables		1	13	—	14
Property, plant and equipment		308	26	—	334
Other		13	267	—	280

Total assets of disposal group		322	306	—	628

Liabilities

Payables		—	86	—	86
Other		2	90	—	92

Total liabilities of disposal group	(1)	2	176	—	178

Net Assets		320	130	—	450

Note

(1)	The effect of Income Tax is excluded from the transactions disclosed as it is an inter-entity transaction within the State and is therefore eliminated.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-79

Certificate of Consolidated Financial Statements

Consolidated Financial Statements

2006-07

Management Certificate

The foregoing consolidated financial statements have been prepared pursuant to section 38B(1) of the Financial Administration and Audit Act 1977, and other prescribed requirements.

In our opinion and in terms of section 38B(3) of the Financial Administration and Audit Act 1977, we certify that the consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i) the financial performance and cash flows of the Queensland State Government for the financial year; and

(ii) the financial position of the Government at 30 June 2007.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the consolidated financial statements misleading or inaccurate.

David Newby, CA	Gerard Bradley, CPA, FCA	Andrew Fraser MP
Manager, Fiscal Reporting	Under Treasurer	TREASURER
Queensland Treasury	Queensland Treasury

Date 11 October 2007

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-80

Independent Auditor’s Report

To the Treasurer of Queensland

Matters Relating to the Electronic Presentation of the Audited Financial Report

The audit report relates to the financial report of the Government of Queensland for the financial year ended 30 June 2007 included on Treasury Department’s web site. The Under Treasurer is responsible for the integrity of Treasury Department’s web site. We have not been engaged to report on the integrity of Treasury Department’s web site. The audit report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial report, available from Treasury Department, to confirm the information included in the audited financial report presented on this web site.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

Report on the Financial Report

I have audited the accompanying financial report of the Government of Queensland, which comprises the balance sheet as at 30 June 2007, and the income statement, statement of changes in equity and cash flow statement, for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the certificates given by the Treasurer, Under Treasurer and the most senior officer of the Treasury Department responsible for preparing the financial report. The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the year’s end or from time to time during the financial year.

Responsibility for the Financial Report

Treasury Department, on behalf of the Treasurer, is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Administration and Audit Act 1977 and the Financial Management Standard 1997, including compliance with applicable Australian Accounting Standards (including the Australian Accounting Interpretations). This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud and error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. These Auditing Standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance whether the financial report is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatement in the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of accounting estimates made by the Accountable Officer, as well as evaluating the overall presentation of the financial report and any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-81

Independence

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors. The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Auditor’s Opinion

In accordance with section 38B of the Financial Administration and Audit Act 1977 -

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion -

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up so as to present a true and fair view, in accordance with the prescribed accounting standards of the transactions of the Government of Queensland for the financial year 1 July 2006 to 30 June 2007 and of the financial position as at the end of that year.

G G POOLE FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

Date:	26 October 2007

Audited Consolidated Financial Statements 2006-07 - Government of Queensland	5-82

Reconciliation of

UPF to AAS

of the Queensland Government – 30 June 2007

ATTACHMENT A: Reconciliation of UPF Net Operating Balance to AAS

Net Surplus/(Deficit)

Comparison of GFS Operating Result to Accounting Income Statement

The GFS Outcomes Report and Consolidated Financial Statements focus on different aspects of Government finances. The Outcomes Report outlines the operations of the Queensland Government excluding valuation adjustments to reflect costs more appropriately related to the underlying operations of government. The Consolidated Financial Statements include valuation adjustments on assets and liabilities.

The Government’s key fiscal principles include the maintenance of a General Government operating surplus in GFS terms.

Apart from reflecting the accepted uniform reporting basis for the Commonwealth and State Governments, targeting an operating result in GFS terms recognises that valuation adjustments can be significant from year to year and are more appropriately considered in the context of overall balance sheet management.

The table below provides a comparison of the GFS Net operating balance to the AAS Net surplus/(deficit) by sector/segment:

	General Government Sector	Public Non-Financial Sector	Public Financial Corporations Sector	Total State Sector
GFS Net operating balance	1,856	824	105	2,785

Remeasurement/valuation adjustments
Bad debts and amortisation	(43)	(31)	(1)	(75)
Market Value adjustments investments/loans	99	(78)	12	32
Deferred tax equivalents	271	(265)	(6)	—
Revaluations of provisions	48	149	3	200
Gain/(loss) on assets sold/written off	24	(2)	—	21
Gain on energy asset sales	—	2,385		2,385
Gain on Golden Casket Lottery Corporation sale	407	—	—	407
Decommissioned infrastructure assets and land under roads	(370)	—	—	(370)

Presentation differences
Dividends returned to owners	1,028	613	7	—

AAS Net surplus/(deficit)	3,319	3,596	120	5,385

State Finances Report 2006-07 - Government of Queensland	6-01